Exhibit 2.1

Exhibit A

(Full Plan Redline)

[Intentionally Omitted]

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: MODIVCARE INC., et al., Debtors.[1]	x : : : : : : : x	Chapter 11 Case No. 25-90309 (Jointly Administered)

SECOND AMENDED JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF MODIVCARE INC. AND ITS DEBTOR AFFILIATES

HUNTON ANDREWS KURTH LLP

Timothy A. (“Tad”) Davidson II (Texas Bar No. 24012503)

Catherine A. Rankin (Texas Bar No. 24109810)

Brandon Bell (Texas Bar No. 24127019)

600 Travis Street, Suite 4200

Houston, TX 77002

Telephone: (713) 220-4200

Email: taddavidson@hunton.com

            crankin@hunton.com

            bbell@hunton.com

LATHAM & WATKINS LLP

Ray C. Schrock (NY Bar No. 4860631)

Keith A. Simon (NY Bar No. 4636007)

George Klidonas (NY Bar No. 4549432)

Jonathan J. Weichselbaum (NY Bar No. 5676143)

1271 Avenue of the Americas

New York, NY 10020

Telephone: (212) 906-1200

Email: ray.schrock@lw.com

            keith.simon@lw.com

            george.klidonas@lw.com

            jon.weichselbaum@lw.com

Counsel for the Debtors
and Debtors in Possession

Dated:	December 5, 2025

Houston, Texas

[1]

A complete list of each of the Debtors in the Chapter 11 Cases and the last four digits of each Debtor’s taxpayer identification number (if applicable) may be obtained on the website of the Debtors’ claims and noticing agent at https://www.veritaglobal.net/ModivCare. Debtor ModivCare Inc.’s principal place of business and the Debtors’ service address in the Chapter 11 Cases is 6900 E. Layton Avenue, Suite 1100 & 1200, Denver, Colorado 80237.

SECOND AMENDED JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF MODIVCARE INC. AND ITS DEBTOR AFFILIATES

ModivCare Inc. and each of the other debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”) jointly propose this Plan for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used shall have the meanings ascribed to such terms in Article I.A unless defined elsewhere in this Plan.

Other than with respect to Debtor ModivCare Inc., the Plan provides for the substantive consolidation of all of the Debtors solely for the purposes of voting, determining which Class or Classes have accepted the Plan, confirming the Plan, and the resulting treatment of all Claims and Interests and Plan distributions. The Debtors seek to consummate the Restructuring Transactions on the Effective Date. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code.

This Plan shall be deemed a motion to approve the good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan. There also are other agreements and documents, which shall be Filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019, and the terms and conditions set forth in the Restructuring Support Agreement and this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan before its substantial consummation.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

TABLE OF CONTENTS

Article I. DEFINITIONS AND INTERPRETATION		1

A.	Definitions	1
B.	Interpretation; Application of Definitions and Rules of Construction	16
C.	Computation of Time	17
D.	Reference to Monetary Figures	17
E.	Reference to the Debtors or the Reorganized Debtors	17
F.	Controlling Document	17
G.	Consultation, Notice, Information and Consent Rights	17

Article II. ADMINISTRATIVE, PRIORITY TAX, DIP Claims, AND PROFESSIONAL FEE CLAIMS		18

2.1.	Administrative Claims	18
2.2.	Priority Tax Claims	18
2.3.	Restructuring Expenses	18
2.4.	Professional Fee Claims	19
2.5.	Professional Fee Escrow	19
2.6.	Professional Fee Claims Estimate	20
2.7.	DIP Backstop Premium	20
2.8.	DIP Claims	20
2.9.	Post‑Confirmation Date Fees and Expenses	20

Article III. CLASSIFICATION OF CLAIMS AND INTERESTS		21

3.1.	Classification in General	21
3.2.	Formation of Debtor Groups for Convenience Only	21
3.3.	Summary of Classification	21
3.4.	Special Provision Governing Unimpaired Claims	22
3.5.	Elimination of Vacant Classes	22
3.6.	No Waiver	23
3.7.	Voting Classes	23
3.8.	Presumed Acceptance of this Plan	23
3.9.	Deemed Rejection of this Plan	23
3.10.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	23

Article IV. TREATMENT OF CLAIMS AND INTERESTS		23

4.1.	Other Secured Claims (Class 1)	23
4.2.	Other Priority Claims (Class 2)	24
4.3.	First Lien Claims (Class 3)	24
4.4.	General Unsecured Claims (Class 4)	25
4.5.	Subordinated Unsecured Notes Claims (Class 5)	26
4.6.	Intercompany Claims (Class 6)	26
4.7.	Subordinated Claims (Class 7)	26
4.8.	Intercompany Interests (Class 8)	27
4.9.	Existing Parent Equity Interests (Class 9).	27

Article V. MEANS FOR IMPLEMENTATION		27

5.1.	Restructuring Transactions	27
5.2.	Compromise and Settlement of Claims, Interests, and Controversies	28
5.3.	Administrative Consolidation for Voting and Distribution Purposes Only	28
5.4.	Continued Corporate Existence; Effectuating Documents; Corporate Action; Restructuring Transactions	29
5.5.	New Corporate Governance Documents	30
5.6.	Intercompany Interests; Corporate Reorganization	30
5.7.	Exit Facilities Documents	30
5.8.	Equity Rights Offering	31
5.9.	Exemption from Securities Laws	32
5.10.	New Warrants Agreement	32
5.11.	Cancellation of Existing Securities and Agreements	33
5.12.	Cancellation of Existing Parent Equity Interests and other Interests	33
5.13.	Officers and Boards of Directors	34
5.14.	Management Incentive Plan	35
5.15.	First Lien Claim Equity Option	35
5.16.	Issuance of New Common Interests and Deregistration	35
5.17.	Effectuating Documents; Further Transactions	36
5.18.	Authority of Debtors	36
5.19.	Continuing Effectiveness of Final Orders	36
5.20.	Nonconsensual Confirmation	36
5.21.	Closing of the Chapter 11 Cases	36
5.22.	Notice of Effective Date	37

Article VI. DISTRIBUTIONS		37

6.1.	Distributions Generally	37
6.2.	Special Rules for Distributions to Holders of Disputed Claims	37
6.3.	Distribution Record Date	37
6.4.	Date of Distributions	38
6.5.	Delivery of Distributions to Holders of the First Lien Loans	38
6.6.	Delivery of Distributions to Holders of the Second Lien Notes	39
6.7.	Distribution Agent	39
6.8.	Rights and Powers of Distribution Agent	39
6.9.	Expenses of Distribution Agent	40
6.10.	No Postpetition Interest	40
6.11.	Delivery of Distributions	40
6.12.	Distributions as of Effective Date	40
6.13.	Unclaimed Property	40
6.14.	Time Bar to Cash Payments	41
6.15.	Manner of Payment under Plan	41
6.16.	Satisfaction of Claims	41
6.17.	Fractional Interests	41
6.18.	Minimum Cash Distributions	41
6.19.	Setoffs	42
6.20.	Allocation of Distributions Between Principal and Interest	42
6.21.	No Distribution in Excess of Amount of Allowed Claim	42
6.22.	Compliance with Tax Requirements	42

Article VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS		43

7.1.	Allowance and Disallowance of Claims	43
7.2.	Claims Administration Responsibilities	43
7.3.	Adjustment to Claims or Interests Without Objection	43
7.4.	No Distributions Pending Allowance	44
7.5.	Distributions After Allowance	44
7.6.	Claim Resolution Procedures Cumulative	44

Article VIII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		44

8.1.	Assumption or Rejection of Executory Contracts and Unexpired Leases	44
8.2.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	45
8.3.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	46
8.4.	Survival of the Debtors’ Indemnification Obligations	46
8.5.	Employee Plans	46
8.6.	Insurance Policies	47
8.7.	Assignment	48
8.8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	48
8.9.	Reservation of Rights	48

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		49

9.1.	Conditions Precedent to the Effective Date	49
9.2.	Timing of Conditions Precedent	50
9.3.	Waiver of Conditions Precedent	50
9.4.	Effect of Non‑Occurrence of the Effective Date	50

Article X. EFFECT OF CONFIRMATION AND CONSUMMATION OF PLAN		50

10.1.	Vesting of Assets in the Reorganized Debtors	50
10.2.	Binding Effect	51
10.3.	Discharge of Claims and Termination of Interests	51
10.4.	Term of Injunctions or Stays	51
10.5.	Permanent Injunction	52
10.6.	Releases	53
10.7.	Exculpation	55
10.8.	Retention of Causes of Action/Reservation of Rights	55
10.9.	Ipso Facto and Similar Provisions Ineffective	56
10.10.	Solicitation of Plan	56
10.11.	Corporate and Limited Liability Company Action	56
10.12.	SEC Reservation of Rights	57
10.13.	No Governmental Releases	57

Article XI. RETENTION OF JURISDICTION		57

11.1.	Retention of Jurisdiction	57
11.2.	Courts of Competent Jurisdiction	59

Article XII. MISCELLANEOUS PROVISIONS		59

12.1.	Payment of Statutory Fees	59
12.2.	Statutory Committee	59
12.3.	Substantial Consummation of this Plan	59
12.4.	Request for Expedited Determination of Taxes	59
12.5.	Exemption from Certain Transfer Taxes	60
12.6.	Amendments	60
12.7.	Effectuating Documents and Further Transactions	60
12.8.	Revocation or Withdrawal of this Plan	60
12.9.	Severability of Plan Provisions	61
12.10.	Governing Law	61
12.11.	Time	61
12.12.	Dates of Actions to Implement this Plan	61
12.13.	Immediate Binding Effect	61
12.14.	Deemed Acts	62
12.15.	Successor and Assigns	62
12.16.	Entire Agreement	62
12.17.	Exhibits to Plan	62
12.18.	Notices	62

ARTICLE I.
DEFINITIONS AND INTERPRETATION

A.    Definitions.

The following terms shall have the respective meanings specified below:

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating businesses, including fees and expenses Allowed by the Bankruptcy Court as compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; and (b) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

“Affiliate” shall, with respect to an Entity, have the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

“Allowed” means, with reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date that is evidenced by a Proof of Claim or proof of Interest Filed by the applicable Claims Bar Date (i) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed prior to the Claims Objection Deadline, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder, (b) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, (c) any Claim or Interest as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (d) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by this Plan (including as to the First Lien Claims and the Second Lien Claims), the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

“Asset” means all rights, title, and interests of the Debtors or Reorganized Debtors, as applicable, in and to property of whatever type or nature, including real, personal, mixed, intellectual, tangible, and intangible property.

“Avoidance Action” means any and all actual or potential avoidance, recovery, subordination, or similar actions or remedies that may be brought by or on behalf of the Debtors or the Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies arising under chapter 5 and section 724(a) of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws, in each case whether or not litigation to prosecute such Claim(s) and Cause(s) of Action was commenced prior to the Effective Date.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or such other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday, “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), or any other day on which banking institutions in New York, New York are required or authorized by law or executive order to close by law or executive order.

“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

“Cash Collateral” shall have the meaning set forth in the DIP Orders.

“Causes of Action” means any action, claim, cross‑claim, third‑party claim, cause of action, controversy, dispute, proceeding, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non‑contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, Disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal Securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any Avoidance Actions.

“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

“Claims Bar Date” means the applicable deadline by which Proofs of Claim must be Filed under the Claims Bar Date Order.

“Claims Bar Date Order” means the Order Establishing (A) Bar Dates and Related Procedure for Filing Proofs of Claim, (B) Approving the Form and Manner of Notice Thereof, and (C) Granting Related Relief [Docket No. 66].

“Claims Objection Deadline” means the date that is ninety (90) days after the Effective Date; provided that, the Claims Objection Deadline is ninety (90) days after the Governmental Bar Date for a Proof of Claim filed by a governmental unit (as defined in section 101(27) of the Bankruptcy Code), which dates may be extended pursuant to an order of the Bankruptcy Court upon a motion Filed by the Reorganized Debtors.

“Class” means any group of Claims or Interests classified as set forth in Article III of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

“Collateral” means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable non-bankruptcy law, and any Security as such term is defined in section 101(49) of the Bankruptcy Code.

“Committee” means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the United States Trustee.

“Conditions Precedent” has the meaning set forth in Article IX of this Plan.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the jointly administered Chapter 11 Cases.

“Confirmation Date” means the date upon which Confirmation occurs.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (a) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code (if not previously approved on a final basis) and (b) Confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, and if not previously approved, approving the Disclosure Statement on a final basis pursuant to section 1125 of the Bankruptcy Code.

“Consenting Creditors” means, collectively, the Consenting First Lien Lenders, the Consenting Second Lien Noteholders, and any other person who executes or is required to execute a joinder to the Restructuring Support Agreement in accordance with the terms thereof.

“Consenting First Lien Lenders” means the Initial Consenting First Lien Lenders together with any First Lien Lender that subsequently becomes a party to the Restructuring Support Agreement as a “Consenting First Lien Lender” thereunder.

“Consenting Second Lien Noteholders” means the Holders of Second Lien Claims that are party to the Restructuring Support Agreement together with any Holder of Second Lien Claims that subsequently becomes a party to the Restructuring Support Agreement as a “Consenting Second Lien Noteholder” thereunder.

“Corporate Governance Documents” means, with respect to any Person other than a natural person, the organizational and corporate governance documents for each such Person including limited liability company agreements, operating agreements, certificates of incorporation, certificates of formation, certificates of limited partnership, articles of organization (or equivalent organizational documents), warrant agreements, certificates of designation for preferred stock or other forms of preferred equity, by-laws, partnership agreements, shareholders’ agreements, members’ agreement, or equivalent governing documents.

“Cure Claim” means a Claim based upon a Debtor’s defaults (unless such defaults, or the Claim arising as a result of such defaults, are waived or modified by the applicable counterparty) under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

“D&O Policy” means, collectively, all insurance policies (including any “tail policy”) issued or providing coverage to any of the Debtors for current or former directors’, managers’, and officers’ liability, and all agreements, documents, or instruments related thereto.

“Debtor” or “Debtors” has the meaning set forth in the introductory paragraph of this Plan.

“Debtor Release” means the releases set forth in Article X, Section 10.6(a).

“Definitive Documents” means, collectively, all documents and agreements governing the Restructuring Transactions and shall include all documents necessary or reasonably desirable to implement the Restructuring Transactions, including, but not limited to: (a) this Plan and the Plan Supplement; (b) the Disclosure Statement and the Solicitation Packages and exhibits related thereto; (c) the Solicitation Procedures Order; (d) the Confirmation Order; (e) the Exit Facilities Documents; (f) the New Warrants Documents; (g) the New Corporate Governance Documents; (h) the Equity Rights Offering Documents; (i) the DIP Backstop Commitment Letters; (j) the New Common Interests Documents; (k) the DIP Documents; (l) the Restructuring Transaction Steps Memorandum; and (m) any other agreement, document, instrument, material pleading and/or order entered into, or utilized, in connection with or to implement the Restructuring Transaction (together with any exhibit, amendment, modification or supplement thereto), in each case, consistent with the Restructuring Support Agreement.

“DIP Agent” means the “Administrative Agent” and the “Collateral Agent” (each, as defined in the DIP Credit Agreement), solely in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Backstop Commitment Letters” means those certain backstop commitment letters entered into by the Debtors and the Backstop Parties (as defined in the Restructuring Support Agreement).

“DIP Backstop Commitment Parties” means the DIP Backstop Commitment Parties as defined in the DIP Backstop Commitment Letters.

“DIP Backstop Premium” means the DIP Backstop Commitment Parties’ backstop premium, received by the DIP Backstop Commitment Parties in the allocations set forth in their respective DIP Backstop Commitment Letters, which premium shall be payable on the Effective Date, in full in-kind in the form of New Common Interests equal to 20% of the aggregate New Common Interests, subject to dilution by the MIP, the New Warrants, and the New Common Interests issued pursuant to the Equity Rights Offering.

“DIP Claims” means all Claims held by the DIP Lenders or the DIP Agent on account of, arising under, or relating to the DIP Credit Agreement, the DIP Facility, or the DIP Orders, including Claims for all principal amounts outstanding, and any and all fees, interest, expenses, indemnification obligations, reimbursement obligations, and other amounts due under the DIP Documents.

“DIP Credit Agreement” means that certain Superpriority Secured Debtor In Possession Credit Agreement dated as of August 22, 2025 and entered into by and among ModivCare, as borrower, the guarantors party thereto, the DIP Agent, and lenders party thereto (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms).

“DIP Documents” means the DIP Credit Agreement, the other “Loan Documents” as defined in the DIP Credit Agreement, and the DIP Backstop Commitment Letters, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Facility” means the debtor-in-possession financing facility provided by the DIP Lenders.

“DIP Lenders” means the lenders party to the DIP Credit Agreement from time to time.

“DIP Loans” means the loans extended under the DIP Facility.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means the disclosure statement in respect of this Plan, including all exhibits, schedules, supplements, modifications, amendments, annexes and attachments thereto, as approved or ratified by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Disputed” means with respect to a Claim: (a) any Claim, which is disputed under Article VII of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order; (b) any Claim, proof of which was required to be timely and proper but as to which no such Proof of Claim was Filed; (c) any Claim that is listed in the Schedules, if any are Filed, as unliquidated, contingent, or disputed, and as to which no request for payment or Proof of Claim has been Filed; (d) any Claim or Interest that is not yet Allowed, but has not yet been disallowed pursuant to this Plan, the Bankruptcy Code, or a Final Order of the Bankruptcy Court or other court of competent jurisdiction; or (e) any Claim that is otherwise disputed by any of the Debtors or the Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtors dispute only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim.

“Distribution Agent” means any Entity (including any applicable Debtor or Reorganized Debtor, as applicable, if it acts in such capacity) in its capacity as a Distribution Agent under Article VI of this Plan.

“Distribution Record Date” means the Effective Date, or such other time as designated by the Debtors with the consent of the Required Consenting First Lien Lenders.

“DTC” means The Depository Trust Company.

“Effective Date” means the date on which (a) no stay of the Confirmation Order is in effect, (b) each of the conditions precedent set forth in Article IX of this Plan have been satisfied or waived in accordance with the terms of Article IX, and (c) the Debtors File a notice declaring the Plan to be effective. Without limiting the foregoing, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

“Election Procedures” means the procedures with respect to the Equity Option (including limitations with respect thereto) to be set forth in the Plan Supplement, in form and substance acceptable to the Required Consenting First Lien Lenders.

“Eligible Holder” means a Holder of an Allowed General Unsecured Claim or Allowed Subordinated Unsecured Notes Claim that is an Accredited Investor (as defined in Rule 501 under the Securities Act) or Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act).

“Employee Plans” means the employment agreements (including but not limited to offer letters) and severance policies, and all employment, compensation and benefit plans, retention plans, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, healthcare plans, disability plans, severance plans, incentive plans, life and accidental and dismemberment insurance plans, and policies and programs of each of the Debtors applicable to any of its employees and retirees, in each case existing as of the Effective Date.

“Entity” means an individual, corporation, partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government unit (as defined in section 101(27) of the Bankruptcy Code) or any political subdivision thereof, or other person (as defined in section 101(41) of the Bankruptcy Code) or other entity.

“Equity Option” has the meaning set forth in Article V, Section 5.15 of this Plan.

“Equity Rights Offering” means that certain equity rights offering to be consummated by the Reorganized Parent on the Effective Date in accordance with the Equity Rights Offering Documents, pursuant to which the Reorganized Parent shall issue to certain Eligible Holders of Allowed General Unsecured Claims and Allowed Subordinated Unsecured Notes Claims the right to purchase New Common Interests for an aggregate amount of up to $200,000,000 at a valuation equal to the Equity Rights Offering Valuation, pursuant to applicable exemptions from registration under the Securities Act.

“Equity Rights Offering Documents” means, collectively, the agreements, instruments, certificates or other documents memorializing the Equity Rights Offering, as may be amended, restated, supplemented, or otherwise modified from time to time according to their respective terms.

“Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering as set forth in the Equity Rights Offering Documents and as approved by the Bankruptcy Court.

“Equity Rights Offering Valuation” means a valuation of the New Common Interests such that Holders of First Lien Claims would recover 100% on account of their Allowed First Lien Claims.

“Estate” or “Estates” means, individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

“Exculpated Parties” means each of the following in their capacities as such and, in each case, to the maximum extent permitted by law: (a) the Debtors and their Estates; (b) each independent director of the Debtors; and (c) the Committee and each member of the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executory Contract” means a contract to which one or more Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Existing Parent Equity Interest” means all issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, other instrument evidencing an ownership interest, and/or any other Interest, in ModivCare, whether or not transferable, together with any warrants, options, equity-based awards, or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

“Exit Facilities” means, collectively, (a) the Exit Term Loan Facility and (b) the Exit Revolving Facility.

“Exit Facilities Documents” means, collectively, (a) the Exit Term Loans Documents and (b) the Exit Revolver Documents.

“Exit Facility Term Credit Agreement” means that certain credit agreement to be entered into in connection with the Exit Term Loan Facility. The Exit Facility Term Credit Agreement shall be dated on or around the Effective Date, by and among Reorganized Parent, as borrower, the administrative agent and collateral agent thereto, and the lenders party thereto.

“Exit Revolving Facility” means a revolving credit facility in the principal amount of up to $250,000,000, inclusive of a letter of credit sublimit of up to $150,000,000 (the “Exit LC Facility”) under the Exit Revolver Credit Agreement, secured by a first priority security interest in and lien on substantially all of the Reorganized Debtors’ Assets, subject to customary limitations and exclusions.

“Exit Revolver Credit Agreement” means a Revolving Credit Agreement to be entered into by ModivCare, as borrower, and lenders to be determined, on or around the Effective Date, and which shall be for an amount of up to $250,000,000, with a sublimit for letters of credit of up to $150,000,000.

“Exit Revolver Documents” means the Exit Revolver Credit Agreement and any other agreement, document and/or instrument entered or entered into in connection with the Exit Revolver Credit Agreement.

“Exit Term Loan Facility” means the credit agreement to be entered into by the Reorganized Debtors for a takeback term loan facility with terms and conditions to be set forth in the Plan Supplement.

“Exit Term Loans” means the loans under the Exit Term Loan Facility.

“Exit Term Loans Documents” means the Exit Facility Term Credit Agreement and any other agreement, document and/or instrument entered into in connection with the Exit Term Loan Facility.

“File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final DIP Order” means the order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and approving, among other things, the DIP Facility and the Debtors’ use of Cash Collateral, and the parties’ rights with respect thereto on a final basis (as may be amended, supplemented or modified from time to time).

“Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be Filed with respect to such order or judgment.

“First Lien Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the First Lien Credit Agreement or any successor agent duly appointed under the terms of the First Lien Credit Agreement.

“First Lien Agent and Consenting Creditor Advisors” means, collectively, Paul Hastings LLP and Lazard Freres & Co. LLC as, respectively, legal advisor and investment banker, to the First Lien Agent and the Consenting Creditors.

“First Lien Claims” means the First Lien Term Loan Claims, the First Lien RCF Claims, and the First Lien Incremental Claims.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of February 3, 2022, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, including by that certain Amendment No. 5 to the Credit Agreement, dated as of January 9, 2025, by and among ModivCare, the First Lien Lenders and the First Lien Agent comprising the First Lien RCF, the First Lien Incremental, and the First Lien Term Loans.

“First Lien Credit Documents” means the First Lien Credit Agreement together with all other related documents, instruments, and agreements, in each case, as supplemented, amended, restated, amended and restated, or otherwise modified from time to time.

“First Lien Deficiency Claims” means the portion of the First Lien Credit Agreement that is determined pursuant to section 506(a) of the Bankruptcy Code or similar provision to be unsecured.

“First Lien Incremental” means $78,750,000 in unpaid principal amount of term loans, plus accrued and unpaid interest, fees, costs, and expenses due January 2026 under the First Lien Credit Agreement.

“First Lien Incremental Claim” means any Claim on account of the First Lien Incremental, including accrued but unpaid interest thereon through the Petition Date.

“First Lien Lenders” means those certain lenders party to the First Lien Credit Agreement.

“First Lien Loans” means the First Lien RCF, the First Lien Incremental and the First Lien Term Loans.

“First Lien RCF” means the $325,000,000 in unpaid principal amount of revolving loans and LC Exposure (as defined in the First Lien Credit Agreement), plus accrued and unpaid interest, fees, costs, and expenses under the First Lien Credit Agreement.

“First Lien RCF Claims” means any Claim on account of the First Lien RCF, including accrued but unpaid interest thereon through the Petition Date.

“First Lien Revolving LC Exposure” means the LC Exposure comprising the undrawn amount of Letters of Credit which remain undrawn as of the Effective Date under the First Lien Credit Agreement.

“First Lien Term Loan Claims” means any Claim on account of the First Lien Term Loans, including accrued but unpaid interest thereon through the Petition Date.

“First Lien Term Loans” means $522,239,938 in unpaid principal amount of term loans, plus accrued and unpaid interest, fees, costs, and expenses due July 2031 under the First Lien Credit Agreement.

“General Unsecured Claim” means any Second Lien Claim and any prepetition Claim (other than First Lien Deficiency Claims and Subordinated Unsecured Notes Claims) against the Debtors that is not an Administrative Claim, Priority Tax Claim, First Lien Claim, Other Secured Claim, and Other Priority Claim.

“Governmental Bar Date” has the meaning set forth in the Claims Bar Date Order.

“Governmental Unit” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator or arbitral body (public or private), administrative agency, commission or other governmental official, authority or instrumentality (including any legislature, commission, regulatory administrative authority, governmental agency, bureau, branch or department).

“GUC Cashout Value” means $32,000,000. The GUC Cashout Value was determined based on the low end of equity value ($400 million) as per the Valuation Analysis attached as Exhibit E to the Disclosure Statement, with respect to both primary equity and the value of the New Warrants.

“Holder” means any Person that is the record or beneficial owner of any Claim or Interest, including any nominees, investment managers, investment advisors, sub-advisors, or managers of funds or discretionary accounts that hold, or trustees of trusts that hold, any Claim or Interest.

“Impaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Obligation” means, collectively, any and all obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, memorandum and articles of association, or other organizational documents or agreements to indemnify all current and former officers, directors, agents or employees, in each case solely in their capacity as such, employed by the Debtors on and/or after the Petition Date.

“Initial Consenting First Lien Lenders” means those Initial Consenting First Lien Lenders as defined in the Restructuring Support Agreement.

“Insured Claim” means any Claim or portion of a Claim that is, or may be, insured under any insured policy.

“Intercompany Claim” means any Claim against a Debtor held by another Debtor.

“Intercompany Interest” means any Interest in a Debtor held by another Debtor.

“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtors, including all shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, restricted stock units, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements, whether fully vested or vesting in the future, to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), excluding, for the avoidance of doubt, convertible debt securities.

“Interim DIP Order” means the Interim Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (C) Authorizing the Use of Cash Collateral, (D) Modifying the Automatic Stay, (E) Scheduling a Final Hearing, and (F) Granting Related Relief entered by the Bankruptcy Court at Docket No. 106 in the Chapter 11 Cases.

“IRS” means the Internal Revenue Service of the United States of America.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Local Bankruptcy Rules” means the Bankruptcy Local Rules for the United States Bankruptcy Court for the Southern District of Texas.

“Management Incentive Plan” or “MIP” means the management incentive plan to be adopted by the New Board, which plan shall (a) reserve for certain employees, officers and directors of the Reorganized Parent eight percent (8%) of the New Common Interests on a fully-diluted basis, and (b) provide the quantum, form, terms, allocation, and vesting of all awards under the MIP in each case as determined by the New Board.

“ModivCare” means ModivCare Inc.

“New Board” means the initial composition of the board of directors or managers of Reorganized Parent, which shall consist of members appointed by a pre-emergence committee consisting of the Required Consenting First Lien Lenders who will be the largest holders of New Common Interests, in consultation with the Debtors, and disclosed in the Plan Supplement prior to emergence in accordance with section 1129(a)(5) of the Bankruptcy Code in the Plan Supplement.

“New Corporate Governance Documents” means the new Corporate Governance Documents of the Reorganized Debtors after giving effect to the Restructuring Transactions, as applicable, including any shareholders agreement, limited liability company agreement, or similar document.

“New Common Interests” means a single class of new common equity interests of Reorganized Parent to be issued (a) on the Effective Date or (b) as otherwise permitted pursuant to this Plan, the New Corporate Governance Documents and the New Common Interests Documents.

“New Common Interests Documents” means any and all documents required to implement, issue, or distribute the New Common Interests.

“New Warrants” means, collectively, the Series A Warrants, the Series B Warrants, and the Series C Warrants, each as defined in the New Warrants Term Sheet.

“New Warrants Agreement” means the form of warrant agreement governing New Warrants.

“New Warrants Documents” means the New Warrants, New Warrants Agreement and New Warrants Term Sheet, and any and all documents required to implement, issue, or distribute the New Warrants.

“New Warrants Term Sheet” means the term sheet attached as Annex 3 to the Restructuring Term Sheet describing the material terms of New Warrants.

“Non-Debtor Affiliates” means the Debtors’ Affiliates that are not Debtors.

“Non-Voting Class” means each of: Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 6 (Intercompany Claims), Class 7 (Subordinated Claims), Class 8 (Intercompany Interests), and Class 9 (Existing Parent Equity Interests).

“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any secured claim that is not a First Lien Claim or Second Lien Claim.

“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

“Petition Date” means August 20, 2025.

“Plan” means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to this Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

“Plan Securities” means, collectively, the New Common Interests, the New Warrants and any other Securities to be distributed and/or issued under this Plan (including any New Common Interests issued or issuable upon or on account of the Management Incentive Plan, the DIP Backstop Premium, the Equity Rights Offering, and/or the exercise of the New Warrants).

“Plan Supplement” means any supplemental appendix to this Plan containing certain documents and forms of documents, schedules, and exhibits relevant to the implementation of the Plan, as may be amended modified or supplemented from time to time in accordance with the terms of this Plan, and the Bankruptcy Code and the Bankruptcy Rules, which shall include, but shall not be limited to: (a) the New Corporate Governance Documents; (b) the New Common Interests Documents; (c) the New Warrants Documents; (d) the Exit Facilities Documents; (e) the Equity Rights Offering Documents; (f) the Schedule of Rejected Executory Contracts and Unexpired Leases; (g) any disclosures required under section 1129(a)(5) of the Bankruptcy Code (including, to the extent known and determined, a document disclosing the identity of the directors and officers of the Reorganized Debtors); (h) the Election Procedures; and (i) the Restructuring Transaction Steps Memorandum.

“Prepetition Funded Debt Documents” means, collectively, the First Lien Credit Documents, the Second Lien Notes Documents, and the Subordinated Unsecured Notes Indenture.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata Share” means, except as provided, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class.

“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code that are not Restructuring Expenses.

“Professional Fee Claim” means all Claims for fees and expenses (including transaction and success fees) incurred by a Professional on or after the Petition Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

“Professional Fee Claims Estimate” has the meaning set forth in Article II, Section 2.6.

“Professional Fee Escrow” means an escrow account established and funded pursuant to Article II, Section 2.5 of this Plan.

“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

“Reinstatement” or “Reinstated” or “Reinstate” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Related Fund” means, with respect to any Holder of Allowed Claims, any Affiliates (including at the institutional level) of such Holder or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub‑advised by such Holder, an Affiliate of such Holder, or by the same investment manager, advisor or subadvisor as such Holder.

“Related Parties” means with respect to a Person, that Person’s current and former affiliates, and such Person’s and its current and former affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, fiduciaries, trustees, advisory board members, financial advisors, limited partners, general partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, investment managers, investment advisors, representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, each in their capacity as such.

“Release Opt-Out Form” means the form to be provided to Holders (other than Debtors or Non-Debtor Affiliates) of Claims and Interests in the Non-Voting Classes through which such Holders may elect to affirmatively opt out of the Third-Party Release.

“Released Parties” means, collectively, each of: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditors, (d) the First Lien Agent; (e) the DIP Lenders; (f) the DIP Backstop Commitment Parties; (g) the DIP Agent; (h) the Second Lien Notes Trustee; (i) each Holder of a Claim in a Voting Class that does not affirmatively elect to “opt out” of the Third-Party Releases as provided on its respective ballot; (j) each Holder of a Claim or Interest in a Non-Voting Class that does not affirmatively elect to “opt out” of the Third-Party Releases as provided on its respective Release Opt-Out Form; and (k) with respect to each of the foregoing persons in clauses (a) through (j), each Related Party, solely to the extent such Related Party would be liable whether directly or under principles of agency for any such Claims or Causes of Action asserted against the applicable Entity in the foregoing clauses (a) through (j) to whom they are related. Notwithstanding the foregoing, any Person that opts out of the releases set forth in the Plan shall not be deemed a “Released Party” hereunder; provided, that any Holder of a Claim or Interest that timely objects to the Third-Party Release, either through (i) a formal objection Filed on the docket of the Chapter 11 Cases, or (ii) an informal objection provided to the Debtors by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11 Cases or via electronic mail, as applicable, before or at the Confirmation Hearing (and in the case of the latter on the record), shall not be a “Released Party” hereunder; provided, further, any Person or Entity (and each such Person or Entity’s Related Parties) that files an objection with the Bankruptcy Court to any substantive pleading in the Chapter 11 Cases, including to approval of the DIP Facility or the confirmation of this Plan, or commences any Cause of Action in the Bankruptcy Court or any other court of competent jurisdiction against any director of the Debtors, or against any Consenting Creditor relating to such Consenting Creditor’s secured Claims, shall not be a Released Party.

“Releases” means, collectively, the releases set forth in Article X, Section 10.6.

“Releasing Parties” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) the Consenting Creditors; (d) the First Lien Agent; (e) the DIP Lenders; (f) the DIP Backstop Commitment Parties; (g) the DIP Agent; (h) the Second Lien Notes Trustee; (i) [reserved]; (j) each Holder of a Claim in a Voting Class that does not affirmatively elect to “opt out” of the Third-Party Release as provided on its respective ballot; (k) each Holder of a Claim or Interest in a Non-Voting Class that does not affirmatively elect to “opt out” of the Third-Party Release as provided on its respective Release Opt-Out Form; (l) each Related Party of each Entity in clauses (a) through (k), solely to the extent such Related Party (I) would be obligated to grant a release under principles of agency if it were so directed by the Entity in the foregoing clauses (a) through (k) to whom they are related or (II) may assert Claims or Causes of Action on behalf of or in a derivative capacity by or through an Entity in clause (a) through (i); provided, that, any Holder of a Claim or Interest that timely objects to the Third-Party Release, either through (i) a formal objection Filed on the docket of the Chapter 11 Cases or (ii) an informal objection provided to the Debtors by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11 Cases or via electronic mail, as applicable, before the Confirmation Hearing, shall not be a “Releasing Party;” provided, further, that the Second Lien Notes Trustee and the First Lien Agent shall be Releasing Parties solely in their respective capacities as Second Lien Notes Trustee and the First Lien Agent and not individually or in any other capacity.

“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Parent.

“Reorganized Parent” means, from and after the Effective Date, ModivCare or such other Entity as may be determined by the Debtors and the Required Consenting First Lien Lenders, to be the Debtors’ new corporate parent, as reorganized pursuant to the Plan or as otherwise agreed between the Debtors and the Required Consenting First Lien Lenders.

“Required Consenting Creditors” means, collectively, the Required Consenting First Lien Lenders and the Required Consenting Second Lien Noteholders.

“Required Consenting First Lien Lenders” means, as of any date of determination, the Consenting First Lien Lenders holding at least 50.1% in aggregate principal amount outstanding of the First Lien Claims held by all of the Consenting First Lien Lenders as of such date.

“Required Consenting Second Lien Noteholders” means, as of any date of determination, the Consenting Second Lien Noteholders holding at least 50.1% in aggregate principal amount outstanding of the Second Lien Claims held, beneficially owned, or managed by all of the Consenting Second Lien Noteholders as of such date.

“Restructuring Expenses” means (a) all reasonable and documented fees, costs, and expenses of each of the First Lien Agent and Consenting Creditor Advisors, in each case: (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement this Plan, the other Definitive Documents, the Restructuring Transactions, and the transactions contemplated hereby and thereby; and (ii) as otherwise provided under the First Lien Credit Documents, or engagement letters or fee reimbursement letters entered into between the applicable Debtors, on the one hand, and any First Lien Agent and Consenting Creditor Advisor, on the other hand, with respect to the fees, costs, and expenses of any First Lien Agent and Consenting Creditor Advisor and (b) the Second Lien Notes Trustee Fees and Expenses.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of August 20, 2025, by and among the Debtors and the Consenting Creditors, including all exhibits, annexes, and schedules attached thereto (as may be amended, supplemented or modified, in accordance with the terms thereof, from time to time prior to the date hereof).

“Restructuring Term Sheet” means that certain Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

“Restructuring Transaction Steps Memorandum” means the document setting forth the sequence of certain Restructuring Transactions.

“Restructuring Transactions” means the transactions set forth in Article V, Section 5.1.

“Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to this Plan, if any, and to be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

“Schedule of Retained Causes of Action” means a schedule of Causes of Action to be retained by the Reorganized Debtors as set forth in the Plan Supplement.

“Second Lien Claim” means any Claim on account of the Second Lien Notes or otherwise arising under the Second Lien Notes Documents, including accrued but unpaid interest, fees, costs and expenses.

“Second Lien Notes” means those certain Notes, as defined in and issued pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Documents” means the Second Lien Notes Indenture and the Second Lien Notes, together with all other related documents, instruments, notes, certificates, and agreements, in each case, as supplemented, amended, restated, amended and restated, or otherwise modified from time to time.

“Second Lien Notes Indenture” means that certain Second Lien Senior Secured PIK Toggle Notes Indenture, dated as of March 7, 2025 by and between ModivCare, the guarantors party thereto from time to time, the Second Lien Notes Trustee and the Notes Collateral Agent (as defined therein), as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date.

“Second Lien Notes Trustee” means Ankura Trust Company, LLC, in its capacity as trustee under the Second Lien Notes Indenture, or any successor trustee duly appointed under the terms of the Second Lien Notes Indenture.

“Second Lien Notes Trustee Charging Lien” means any Lien or other priority of payment to which the Second Lien Notes Trustee is entitled under the Second Lien Notes Documents, against distributions to be made to Holders of Second Lien Claims, for payment of any Second Lien Notes Trustee Fees and Expenses.

“Second Lien Notes Trustee Fees and Expenses” means all reasonable and documented fees, costs, and expenses of the Second Lien Notes Trustee, arising under or in connection with the Second Lien Notes Documents, including in its capacity as Notes Collateral Agent (as defined in the Second Lien Notes Indenture).

“Secured Claim” means a Claim (a) secured by a Lien on Collateral to the extent of the value of such Collateral as (i) set forth in this Plan, (ii) agreed to by the Holder of such Claim and the Debtors, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code exceeds the value of the Claim, or (b) secured by the amount of any right of setoff of the Holder thereof in accordance with section 553 of the Bankruptcy Code; provided, that, nothing in this definition shall alter the terms of any subordination pursuant to section 510 of the Bankruptcy Code.

“Securities Act” the Securities Act of 1933, as amended.

“Security” or “Securities” means any instruments that qualify as a “security” under Section 2(a)(1) of the Securities Act.

“Solicitation Packages” means materials used in connection with the solicitation of votes on the Plan, including the Disclosure Statement, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.

“Solicitation Procedures Order” means the order of the Bankruptcy Court approving the Disclosure Statement, solicitation procedures and the Solicitation Packages, and scheduling the Confirmation Hearing.

“Subordinated Claims” means any claim subject to subordination under section 510 of the Bankruptcy Code, other than the Subordinated Unsecured Notes Claims. Notwithstanding anything to the contrary outside of this definition in the Plan, any Claim that satisfies the definition of a Subordinated Claim shall be a Subordinated Claim notwithstanding that such Claim would otherwise satisfy the definition of another type of Claim.

“Subordinated Unsecured Notes” means those certain 5.000% senior Subordinated Unsecured Notes due October 1, 2029, issued pursuant to the Subordinated Unsecured Notes Indenture.

“Subordinated Unsecured Notes Claims” means any Claim on account of the Subordinated Unsecured Notes, including accrued but unpaid interest thereon through the Petition Date.

“Subordinated Unsecured Notes Indenture” means that certain that certain Senior Notes Indenture, dated as of August 24, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and between ModivCare, as issuer, and the Subordinated Unsecured Notes Trustee (defined below) pursuant to which ModivCare issued the Subordinated Unsecured Notes in the aggregate principal amount of $228,835,000.

“Subordinated Unsecured Notes Subordination Agreement” Subordination Agreement dated as of March 7, 2025 by and among JP Morgan Chasebank, N.A., Ankura Trust Company LLC and Wilmington Savings Fund Society, FSB pursuant to which, among other things, the Subordinated Unsecured Notes Claims are subordinated in right of payment to the First Lien Term Loan Claims and Second Lien Claims.

“Subordinated Unsecured Notes Trustee” means Wilmington Saving Fund Society, FSB (as successor to The Bank of New York Mellon Trust Company, N.A.) or any successor trustee duly appointed under the terms of the Subordinated Unsecured Notes Indenture.

“Subsequent Condition” shall have the meaning ascribed to such term in Article IX, Section 9.2 herein.

“Third-Party Release” means the releases given by the Releasing Parties to the Released Parties in Article X, Section 10.6(b).

“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Voting Classes” means, collectively, Class 3 (First Lien Claims), Class 4 (General Unsecured Claims), and Class 5 (Subordinated Unsecured Notes Claims).

B.    Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation.” The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified herein, all references herein to “Articles” are references to Articles hereof or hereto; (d) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (e) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (f) any docket number references in this Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (g) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (h) except as otherwise provided herein, any reference to a document or agreement that is to be issued or entered into that is dependent on an election to be made pursuant to this Plan or an event occurring shall be deemed to be followed by the words “if applicable”; (i) any immaterial effectuating provisions may be interpreted by the Debtors, or after the Effective Date, the Reorganized Debtors, in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, that any effectuating provision that has an economic impact will not be considered “immaterial”; and (j) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter. To the extent that the treatment, allowance, or disallowance of any Claim herein is interpreted as a Claim objection, this Plan shall be deemed a Claim objection to such Claim.

C.    Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day but shall be deemed to have been completed as of the required date.

D.    Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

E.    Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall have the meaning ascribed to them in Article I, to the extent the context requires.

F.    Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or the Confirmation Order). In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of this Plan.

G.    Consultation, Notice, Information and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement, the DIP Documents, as applicable, and as respectively set forth therein and in the DIP Orders, shall be incorporated herein by reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein. In the case of conflict with respect to consultation, information, notice, and consent rights between the Restructuring Support Agreement, on the one hand, and the Plan, on the other, the Restructuring Support Agreement shall control and govern.

ARTICLE II.
ADMINISTRATIVE, PRIORITY TAX, DIP CLAIMS, AND PROFESSIONAL FEE CLAIMS

2.1.    Administrative Claims.

Except to the extent that a Holder of an Allowed Administrative Claim agrees to different treatment, each Holder of an Allowed Administrative Claim (other than a Professional Fee Claim) shall receive, in full and final satisfaction of such Allowed Administrative Claim, (i) Cash in an amount equal to such Allowed Administrative Claim on the Effective Date or as soon as practicable thereafter or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code and as agreed to by the Debtors; provided, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession (and excluding, for the avoidance of doubt, the DIP Backstop Premium), shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders, course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2.    Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, on the earlier of (a) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (b) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (c) the date such Allowed Priority Tax Claim is due and payable in the ordinary course, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, at the sole option of the Debtor or the Reorganized Debtors, as applicable, (i) Cash in an amount equal to such Allowed Priority Tax Claim or (ii) treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to prepay all or a portion of any such amounts at any time under this option without penalty or premium.

2.3.    Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable (to the extent not previously paid during the course of the Chapter 11 Cases, on the dates on which such amounts would be required to be paid under the DIP Orders or the Restructuring Support Agreement, as applicable) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to File any Proof of Claim, a fee application with the Bankruptcy Court, a request for payment of Administrative Claim, or any other pleading or document in the Chapter 11 Cases, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) calendar days before the anticipated Effective Date; provided, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

If the Debtors or the Reorganized Debtors, as applicable, dispute any requested Second Lien Notes Trustee Fees and Expenses, the Debtors or the Reorganized Debtors, as applicable, shall (1) pay the undisputed portion of the Second Lien Notes Trustee Fees and Expenses and (2) notify the Second Lien Notes Trustee in writing of such dispute within two Business Days after presentment of the invoices by the Second Lien Notes Trustee. Upon such notification, the Second Lien Notes Trustee may assert its Second Lien Notes Trustee Charging Lien to pay the disputed portion of its Second Lien Notes Trustee Fees and Expenses or submit such dispute for resolution by the Bankruptcy Court; provided, however, that the Bankruptcy Court’s review shall be limited to a determination under the reasonableness standard in accordance with the Second Lien Notes Indenture. Nothing herein shall in any way affect or diminish the right of the Second Lien Notes Trustee to exercise its Second Lien Notes Trustee Charging Lien against distributions on account of the Second Lien Claims with respect to any unpaid Second Lien Notes Trustee Fees and Expenses, as applicable.

Payment of the fees and expenses of the First Lien Agent and the Second Lien Notes Trustee as Restructuring Expenses and their inclusion as Released Parties is being provided to each in consideration of the agreement of each of the First Lien Agent and the Second Lien Notes Trustee to waive their respective charging lien rights against distributions under their respective Prepetition Funded Debt Documents.

2.4.    Professional Fee Claims.

All Professionals seeking approval by the Bankruptcy Court of Professional Fee Claims shall (i) File, on or before the date that is forty‑five (45) days after the Effective Date (unless extended by the Reorganized Debtors), their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Professional Fee Claims.

2.5.    Professional Fee Escrow.

(a)    As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow with Cash equal to the Professional Fee Claims Estimate. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow or Cash held in the Professional Fee Escrow in any way. Subject to the DIP Orders, the Professional Fee Escrow (including funds held in the Professional Fee Escrow) (i) shall not be and shall not be deemed property of the Debtors, their Estates, or the Reorganized Debtors, and (ii) shall be held in trust for the Professionals; provided, that funds remaining in the Professional Fee Escrow after all Allowed Professional Fee Claims have been irrevocably paid in full in cash pursuant to one or more Final Orders of the Bankruptcy Court shall revert to the Reorganized Debtors. Allowed Professional Fee Claims shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided, that the Debtors’ obligations with respect to Professional Fee Claims shall not be limited nor deemed to be limited in any way to the balance of funds held in the Professional Fee Escrow.

(b)    If the amount of funds in the Professional Fee Escrow is insufficient to fund payment in full of all Allowed Professional Fee Claims and any other Allowed amounts owed to Professionals, the deficiency shall be promptly, and, in any event, by no later than five (5) Business Days of the Debtors or the Reorganized Debtors, as applicable, being alerted to such deficiency, funded in Cash to the Professional Fee Escrow from the Debtors’ Estates or Reorganized Debtors, as applicable, without any further action or order of the Bankruptcy Court.

(c)    Any objections to Professional Fee Claims shall be served and Filed no later than twenty‑one (21) days after Filing of the final applications for compensation or reimbursement.

2.6.    Professional Fee Claims Estimate.

Each Professional shall estimate in good faith its unpaid Professional Fee Claim and other unpaid fees and expenses incurred in rendering services to the Debtors, before and as of the Effective Date and shall deliver such reasonable, good faith estimate to the Debtors no later than five (5) Business Days prior to the Effective Date (such estimate the “Professional Fee Claims Estimate”); provided, that such estimate shall not limit, nor shall it be construed as limiting, the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors shall estimate in good faith the unpaid and unbilled fees and expenses of such Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow; provided, that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow based on such estimates.

2.7.    DIP Backstop Premium.

On the Effective Date, the DIP Backstop Premium shall be paid in accordance with the terms of the DIP Backstop Commitment Letters and this Plan.

2.8.    DIP Claims.

Notwithstanding anything to the contrary herein and except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, each Holder of an Allowed DIP Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, its Pro Rata Share of Exit Term Loans, including, for the avoidance of doubt, DIP Professional Fees and Restructuring Fees and Expenses, which shall be paid in full in cash in accordance with the terms of the DIP Orders and the Plan, as applicable.

2.9.    Post‑Confirmation Date Fees and Expenses.

(a)    Except as otherwise specifically provided in this Plan, on and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash all reasonable and documented legal, professional, or other fees and expenses related to implementation of this Plan incurred by the Debtors or the Reorganized Debtors, as applicable.

(b)    Upon and following the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE III.
CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.    Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date. All of the potential Classes for the Debtors are set forth herein. Certain Debtors may not have any Holders of Claims or Interests in a particular Class or Classes, and such Claims or Interests shall be treated as set forth in Article III, Section 3.5 herein.

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims, and DIP Claims, as described in Article II herein.

Other than with respect to Debtor ModivCare, the Debtors shall be substantively consolidated solely for the purposes of voting, determining which Class or Classes have accepted the Plan, confirming the Plan, and the resulting treatment of all Claims and Interests and Plan distributions.

3.2.    Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making distributions in respect of Claims and Interests under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any Assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.3.    Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed to accept or deemed to reject this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims (including the DIP Backstop Premium), Priority Tax Claims, and Restructuring Expenses have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each Debtor.

Class	Designation	Treatment	Entitled to Vote
1	Other Secured Claims	Unimpaired	No (Presumed to Accept)
2	Other Priority Claims	Unimpaired	No (Presumed to Accept)
3	First Lien Claims	Impaired	Yes
4	General Unsecured Claims	Impaired	Yes
5	Subordinated Unsecured Notes Claims	Impaired	Yes
6	Intercompany Claims	Unimpaired	No (Presumed to Accept)
7	Subordinated Claims	Impaired	No (Deemed to Reject)
8	Intercompany Interests	Unimpaired	No (Presumed to Accept)
9	Existing Parent Equity Interests	Impaired	No (Deemed to Reject)

3.4.    Special Provision Governing Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect, diminish, or impair the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims; and, except as otherwise specifically provided in this Plan, nothing herein shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired (including, for the avoidance of doubt, any Claim that is Reinstated) by this Plan. Except as otherwise specifically provided in this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim that is otherwise Unimpaired by this Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

3.5.    Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed, or temporarily Allowed under Bankruptcy Rule 3018, in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of determining acceptance or rejection of this Plan pursuant to section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

3.6.    No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim.

3.7.    Voting Classes.

Classes 3, 4, and 5 are Impaired under this Plan. The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

3.8.    Presumed Acceptance of this Plan.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject this Plan, this Plan shall be presumed accepted by such Class.

Classes 1, 2, 6, and 8 are Unimpaired under this Plan. Therefore, the Holders of Claims or Interests in such Classes are presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

3.9.    Deemed Rejection of this Plan.

Classes 7 and 9 are Impaired and Holders of Subordinated Claims and Existing Parent Equity Interests in such Classes shall receive no distribution under this Plan on account of such Claims or Interests, as applicable. Therefore, the Holders of Subordinated Claims and Existing Parent Equity Interests are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Such Holders will, however, receive a Release Opt-Out Form to allow such Holders to affirmatively opt-out of the Third-Party Release.

3.10.    Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by any of the Voting Classes. The Debtors shall seek Confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan. The Debtors reserve the right to modify this Plan or any Exhibit or the Plan Supplement in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE IV.
TREATMENT OF CLAIMS AND INTERESTS.

4.1.    Other Secured Claims (Class 1).

(a)    Classification: Class 1 consists of Other Secured Claims.

(b)    Treatment: The legal, equitable, and contractual rights of Holders of Allowed Other Secured Claims are unaltered by this Plan. On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Secured Claim, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders) or the Reorganized Debtors, (i) such Holder shall receive payment in full in Cash, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter or (ii) such Holder shall receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired.

(c)    Impairment and Voting: Class 1 is Unimpaired, and the Holders of Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Other Secured Claims. Holders of Other Secured Claims shall be provided a Release Opt-Out Form solely for the purpose of enabling such Holders of Other Secured Claims to affirmatively opt-out of the Third-Party Release.

4.2.	Other Priority Claims (Class 2).

(a)    Classification: Class 2 consists of Other Priority Claims.

(b)    Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by this Plan. On or as soon as reasonably practicable after the Effective Date, except to the extent that a holder of an Allowed Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders) or the Reorganized Debtors, (i) be paid in full in Cash or (ii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter.

(c)    Impairment and Voting: Class 2 is Unimpaired, and the Holders of Other Priority Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Priority Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to Other Priority Claims. Holders of Other Priority Claims shall be provided a Release Opt-Out Form solely for the purpose of enabling such Holders of Other Priority Claims to affirmatively opt-out of the Third-Party Release.

4.3.	First Lien Claims (Class 3).

(a)    Classification: Class 3 consists of First Lien Claims.

(b)    Allowance: The First Lien Claims shall be Allowed in the aggregate principal amount of $871,689,024.49 plus accrued and unpaid interest as of the Petition Date in the amount of $9,271,809.29, plus other fees, costs, and expenses under the First Lien Credit Documents.

(c)    Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed First Lien Claim agrees to less favorable treatment, in full and final satisfaction settlement, release, and discharge and in exchange for each Allowed First Lien Claim, on the Effective Date or on another date acceptable to the Required Consenting First Lien Lenders, each Holder of an Allowed First Lien Claim shall receive its Pro Rata Share (subject to application of the Equity Option) of the following:

(i)    with respect to any First Lien RCF Claims on account of unfunded First Lien Revolving LC Exposure as of the Effective Date, participation in the Exit LC Facility in an amount equal to each such Holder’s participation in any such unfunded First Lien Revolving LC Exposure as of the Effective Date;

(ii)    with respect to any First Lien Claim other than unfunded First Lien Revolving LC Exposure:

A.	the Exit Term Loans;

B.	98% of the New Common Interests, subject to dilution on account of the DIP Backstop Premium, the Equity Rights Offering (if applicable), the New Warrants, and the MIP; and

C.	Cash from the proceeds of the Equity Rights Offering, if applicable.

In accordance with the First Lien Credit Agreement, the distributions set forth in subclause 4.3(c)(ii) shall be distributed first on account of First Lien Claims consisting of accrued and unpaid interest as of the Petition Date until such amounts received are equal to the full face amount of such accrued and unpaid interest as of the Petition Date and second on account of First Lien Claims consisting of principal and any other obligations under the First Lien Credit Agreement. The First Lien Deficiency Claim shall be waived and shall not receive any distribution under this Plan.

(d)    Impairment and Voting: Class 3 is Impaired, and the Holders of First Lien Claims in Class 3 are entitled to vote to accept or reject this Plan.

4.4.	General Unsecured Claims (Class 4).

(a)    Classification: Class 4 consists of General Unsecured Claims.

(b)    Allowance: All Allowed General Unsecured Claims (excluding, for the avoidance of doubt, First Lien Deficiency Claims which are hereby deemed waived as of the Effective Date) including all Second Lien Claims which shall be deemed Allowed in the aggregate principal amount of $316,223,250.00 plus accrued and unpaid interest as of the Petition Date in the amount of $12,209,731.04, plus other fees, costs, and expenses of the Second Lien Notes Trustee and the Notes Collateral Agent (as defined in the Second Lien Notes Indenture) under the Second Lien Notes Documents.

(c)    Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, on the Effective Date or on another date acceptable to the Required Consenting First Lien Lenders, each Holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the following:

(i)    2% of the New Common Interests, subject to dilution by the DIP Backstop Premium, the Equity Rights Offering (if applicable), the New Warrants, and the MIP;

(ii)    the New Warrants; and

(iii)    if such Holder is an Eligible Holder, on a pro rata basis with the Holders of Allowed General Unsecured Claims and Holders of Allowed Subordinated Unsecured Notes Claims, the right to purchase up to $200,000,000, in aggregate, of New Common Interests pursuant to the Equity Rights Offering.

provided, that, each Holder of an Allowed General Unsecured Claim that is less than $1,000,000 may elect to receive, in lieu of the foregoing, its Pro Rata Share (determined pro rata for all Holders of General Unsecured Claims regardless of whether such Holders make such election) of the GUC Cashout Value.

(d)    Impairment and Voting. Class 4 is Impaired, and the Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject this Plan.

4.5.	Subordinated Unsecured Notes Claims (Class 5).

(a)    Classification: Class 5 consists of Subordinated Unsecured Notes Claims.

(b)    Treatment: All Subordinated Unsecured Notes Claims shall be canceled, released, and extinguished as of the Effective Date, and Holders of Allowed Subordinated Unsecured Notes Claims shall not receive or retain any distribution, property, or other value on account of such Subordinated Unsecured Notes Claims; provided, that, Eligible Holders of Subordinated Unsecured Notes Claims shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for each Subordinated Unsecured Notes Claim, their Pro Rata Share of the right to purchase, on a pro rata basis with the other Holders of Allowed Subordinated Unsecured Notes Claims and the Holders of Allowed General Unsecured Claims, up to $200,000,000, in aggregate, of New Common Interests pursuant to the Equity Rights Offering.

(c)    Impairment and Voting: Class 5 is Impaired, and the Holders of Subordinated Unsecured Notes Claims are entitled to vote to accept or reject this Plan.

4.6.	Intercompany Claims (Class 6).

(a)    Classification: Class 6 consists of Intercompany Claims.

(b)    Treatment: On or as soon as reasonably practicable after the Effective Date, all Intercompany Claims shall be either: (i) Reinstated or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors with the consent of the Required Consenting First Lien Lenders.

(c)    Impairment and Voting: Class 6 is Unimpaired and the Holders of Intercompany Claims in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Claims.

4.7.	Subordinated Claims (Class 7).

(a)    Classification: Class 7 consists of Subordinated Claims.

(b)    Treatment: Holders of Subordinated Claims are not entitled to receive a recovery or distribution on account of such Subordinated Claim. On the Effective Date, Subordinated Claims shall be canceled, released, extinguished, and of no further force or effect.

(c)    Impairment and Voting: Class 7 is Impaired and not receiving any distribution under this Plan, and Holders of Subordinated Claims are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Subordinated Claims are not entitled to vote to accept or reject this Plan. Holders of Subordinated Claims shall be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

4.8.	Intercompany Interests (Class 8).

(a)    Classification: Class 8 consists of Intercompany Interests.

(b)    Treatment: On or as soon as reasonably practicable after the Effective Date, all Intercompany Interests shall be, at the option of the Debtors, either: (i) Reinstated for administrative convenience or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors or Reorganized Debtors.

(c)    Impairment and Voting: Class 8 is Unimpaired and the Holders of Intercompany Interests in Class 8 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Interests.

4.9.	Existing Parent Equity Interests (Class 9).

(a)     Classification: Class 9 consists of Existing Parent Equity Interests.

(b)    Treatment: Holders of Existing Parent Equity Interests shall not receive or retain any distribution, property, or other value on account of such Existing Parent Equity Interests. On the Effective Date or as soon as reasonably practicable thereafter, all Existing Parent Equity Interests shall be canceled, released, extinguished, and of no further force and effect.

(c)    Impairment and Voting: Class 9 is Impaired and not receiving any distribution under this Plan, and Holders of Existing Parent Equity Interests are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Parent Equity Interests are not entitled to vote to accept or reject this Plan. Holders of Existing Parent Equity Interests shall be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

ARTICLE V.
MEANS FOR IMPLEMENTATION.

5.1.	Restructuring Transactions.

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Definitive Documents and any consents or approvals thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, together with any other transaction that may be necessary or appropriate to effect any transaction described in the Restructuring Support Agreement, or described in, approved by, contemplated by, or necessary to effectuate this Plan, including: (a) the execution and delivery of any appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of this Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Persons may agree, including the documents comprising the Plan Supplement; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms for which the applicable Persons agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, amalgamation, consolidation, conversion, or dissolution pursuant to applicable state law or the filing of any elections; (d) such other transactions that are required to effectuate the Restructuring Transactions, including any mergers, consolidations, restructurings, conversions, elections, dispositions, transfers, formations, organizations, dissolutions, or liquidations; (e) the execution, delivery, and Filing, if applicable, of the Definitive Documents; (f) the issuance of Plan Securities, all of which shall be authorized and approved in all respects, in each case, without further action being required under applicable law, regulation, order or rule; and (g) all other actions that the applicable Persons determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law (collectively, the “Restructuring Transactions”).

5.2.	Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distribution, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute an integrated, good faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, equitable, and subordination rights that a Claim or an Interest Holder may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest. This Plan shall be deemed a motion to approve the good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed Claims, Allowed Interests, and controversies under Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such compromises, settlements, and transactions are in the best interests of the Debtors, their Estates, and Holders of Allowed Claims and Allowed Interests, and each such compromise, settlement, and transaction, is fair, equitable, and within the range of reasonableness. Subject to the provisions of this Plan governing distributions, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final. As consideration for, among other things, the Releases provided pursuant to this Plan, the Consenting Creditors have agreed pursuant to the Restructuring Support Agreement, for the benefit of the Debtors and the Debtors’ Estates, to make contributions to enable the implementation of this Plan, such contributions being fundamentally necessary to the implementation of this Plan, and without consideration, including the Releases, the Consenting Creditors would not have agreed to make the contributions reflected herein. The compromises and settlements described herein shall be non-severable from each other and from all other terms of this Plan.

5.3.    Administrative Consolidation for Voting and Distribution Purposes Only.

Other than with respect to Debtor ModivCare, this Plan is premised upon the substantive consolidation of the Debtors solely for the purposes of voting, determining which Class or Classes have accepted this Plan, confirming the Plan, and the resulting treatment of all Claims and Interests and Plan distributions. Each Debtor shall continue to maintain its separate corporate existence for all purposes other than the treatment of Claims and Interests under this Plan. On the Effective Date, and except as otherwise expressly provided in this Plan, solely for voting, confirmation, and distribution purposes with respect to each Class of Claims or Interests, other than with respect to Debtor ModivCare: (a) all Claims or Interests in each respective Class shall be deemed merged or consolidated and treated as Claims or Interests against the Debtors on a consolidated basis; (b) each Claim or Interest in each respective Class will be deemed a single Claim against, or Interest in, the consolidated Debtors; (c) any Claim in a given Class based on a guaranty by any Debtor of the obligations of any other Debtor shall be deemed eliminated and extinguished, so that any Claim against any Debtor and any guarantee thereof by any other Debtor, and any joint or several liability of any of the Debtors, shall be deemed to be one obligation of the consolidated Debtors; and (d) each Holder of any Allowed Claim or Interest in a given Class shall be entitled to a single recovery on account of such Claim or Interest, in accordance with the treatment provided under this Plan for such Class, regardless of whether such Holder filed Proofs of Claim against multiple Debtors or has Claims against multiple Debtors based on the same or similar debt.

Such substantive consolidation is solely for voting, confirmation and distribution purposes with respect to each Class and shall not constitute a transfer of Assets or liabilities between the Debtors for any other purpose.

Moreover, this Plan’s treatment shall not affect any subordination provisions set forth in any agreement relating to any Claim or Interest or the ability of the post-Effective Date Debtors or to seek to have any Claim subordinated in accordance with section 510 of the Bankruptcy Code or other applicable law. Pursuant to section 510 of the Bankruptcy Code, the Debtors expressly reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto. Except as provided in this Plan, all subordination rights that a Holder of a Claim may have with respect to any distribution to be made pursuant to this Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined.

5.4.    Continued Corporate Existence; Effectuating Documents; Corporate Action; Restructuring Transactions.

(a)    Except as otherwise provided in this Plan or the Plan Supplement, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the respective Corporate Governance Documents (or other analogous formation, constituent, or Corporate Governance Documents) in effect before the Effective Date or the New Corporate Governance Documents or other applicable Corporate Governance Documents, except to the extent such certificate of incorporation, certificate of formation, bylaws or operating agreement (or other analogous formation, constituent, or Corporate Governance Documents) are amended by this Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to this Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

(b)    Notwithstanding anything herein to the contrary, on or about the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall take all actions set forth in and contemplated by this Plan, and enter into any transaction, and may take all actions as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary or appropriate to effectuate this Plan, including the Restructuring Transactions.

(c)    Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects, including (i) the assumption of Executory Contracts and Unexpired Leases as provided herein; (ii) the selection, or criteria for selection, of managers, directors, or officers for the Reorganized Debtors; (iii) the issuance of the New Common Interests and the New Warrants, and entry into the New Common Interests Documents and the New Warrants Documents; (iv) entry into the Exit Facilities and Exit Facilities Documents, (v) the issuance and/or distribution of the Plan Securities; (vi) implementation of, and performance under, the Management Incentive Plan; (vii) the consummation of the Equity Rights Offering; (viii) entry into the New Corporate Governance Documents; and (ix) all other actions contemplated by this Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof.

(d)    The Confirmation Order shall and shall be deemed to, pursuant to sections 363, 1123, and 1142 of the Bankruptcy Code, authorize and direct parties, as applicable, among other things, to perform all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including the Restructuring Transactions.

(e)    Each officer, director, or manager of the Debtors is (and each officer, director, or manager of the Reorganized Debtors shall be) authorized and empowered to issue, execute, deliver, File, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and the Plan Securities in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the stockholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to this Plan.

(f)    All matters provided for in this Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with this Plan or the Restructuring Transactions shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors, managers, or officers of the Debtors or the Reorganized Debtors or by any other stakeholder, and with like effect as though such action had been taken unanimously by the stockholders, directors, managers, or officers, as applicable, of the Debtors or Reorganized Debtors.

5.5.    New Corporate Governance Documents.

Subject to Article V, Section 5.4, the Reorganized Debtors shall enter into agreements and amend their Corporate Governance Documents to the extent necessary to implement the terms and provisions of this Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Corporate Governance Documents applicable to it. On the Effective Date, the Corporate Governance Documents of each of the Reorganized Debtors will be deemed to be modified to prohibit the issuance of non-voting equity Securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code. On or immediately before the Effective Date, each Reorganized Debtors shall file its applicable New Corporate Governance Documents, if any, with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Corporate Governance Documents to become effective.

5.6.    Intercompany Interests; Corporate Reorganization.

To the extent Reinstated under this Plan, on the Effective Date, the Intercompany Interests (a) shall be Reinstated for the ultimate benefit of the Holders of Claims that receive Plan Securities under this Plan, and their Holders shall receive no recovery or distribution, and (b) without the need for any further corporate action or approval of any board of directors, board of managers, managers, management, or stockholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Reinstated Intercompany Interests shall be deemed to be in full force and effect.

5.7.    Exit Facilities Documents.

(a)    On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Facilities Documents without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Exit Facilities Documents shall constitute legal, valid, binding and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Facilities Documents (and other definitive documentation related thereto) are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

(b)    Confirmation of this Plan shall be deemed approval of the Exit Facilities, and the Exit Facilities Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Exit Facilities Documents.

(c)    On the Effective Date, all Liens and security interests granted pursuant to the applicable Exit Facilities Documents shall be (i) valid, binding, automatically perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non‑bankruptcy law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable law, this Plan, or the Confirmation Order.

(d)    The Reorganized Debtors and the Persons granted Liens and security interests under the applicable Exit Facilities Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

5.8.	Equity Rights Offering.

(a)    On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall cause the Equity Rights Offering to be consummated, pursuant to the Equity Rights Offering Documents and this Plan and subject to the Equity Rights Offering Procedures. The Equity Rights Offering shall have been conducted prior to the Effective Date, and the New Common Interests shall be issued pro rata to the participants in the Equity Rights Offering, pursuant to the Equity Rights Offering Documents and this Plan and subject to the Equity Rights Offering Procedures.

(b)    Entry of the Solicitation Procedures Order shall constitute Bankruptcy Court approval of the Equity Rights Offering, the Equity Rights Offering Documents, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the issuance of New Common Interests pursuant thereto and the payment of all fees, indemnities, expenses, and other payments provided for in connection therewith, and authorization of the Reorganized Debtors to enter into and execute any other documents necessary to effectuate the transactions in this Article V, Section 5.8.

(c)    The consummation of the Equity Rights Offering is conditioned on the consummation of the other transactions contemplated by this Plan and satisfaction with the applicable conditions specified in the Equity Rights Offering Documents. The New Common Interests sold in the Equity Rights Offering may not be sold, transferred, or assigned, except in the circumstances set forth in the Equity Rights Offering Documents and subject to the transfer provisions, if any, and other applicable provisions set forth in the Corporate Governance Documents of the applicable issuers. The proceeds of the Equity Rights Offering shall fund Cash payments to Holders of Allowed First Lien Claims.

5.9.    Exemption from Securities Laws.

(a)    No registration statement shall be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer, issuance and distribution of the Plan Securities under this Plan, the Equity Rights Offering Documents, the Confirmation Order, or the New Warrants Documents.

(b)    The offer, sale, issuance, and distribution of the Plan Securities in exchange for Claims pursuant to Article II, Article III, Article IV and other provisions of this Plan, the Restructuring Transactions, the Confirmation Order, and the New Warrants Documents shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, state, or local law requiring registration for the offer or sale of a Security pursuant to section 1145(a) of the Bankruptcy Code to the fullest extent permissible.

(c)    To the extent any portion of the Plan Securities is not eligible for the exemption of registration provided by section 1145 of the Bankruptcy Code (including any New Common Interests to be issued pursuant to the Equity Rights Offering), the offering, sale, issuance, and distribution of such Plan Securities shall be made in reliance upon Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and on equivalent state law registration exemptions or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act. Any Plan Securities that are not issued pursuant to section 1145(a) of the Bankruptcy Code will be considered “restricted” Plan Securities, will bear customary legends, and may not be resold except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provision of Rule 144A, Regulation S, and/or Rule 144 of the Securities Act, subject to, in each case, the transfer provisions, if any, and other applicable provisions set forth in the Corporate Governance Documents of the applicable issuers. Any recipients of the Plan Securities that are Affiliates of Reorganized Parent will receive “control” Plan Securities that will be subject to the “control securities” restrictions of Rule 144 of the Securities Act.

(d)    The Reorganized Debtors and Reorganized Parent need not provide any further evidence other than this Plan and the Confirmation Order with respect to the treatment of the Plan Securities under applicable securities laws. The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

5.10.    New Warrants Agreement.

On the Effective Date, the Reorganized Debtors and Holders of Allowed General Unsecured Claims shall enter into the New Warrants Agreement and all New Warrants shall be issued and exercisable into New Common Interests, subject to the terms and conditions of the New Warrants Agreement, and shall be subject to dilution by the MIP.

5.11.    Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan, including with respect to Executory Contracts or Unexpired Leases that shall be assumed by the Reorganized Debtors, or any contract, instrument, or other agreement or document created in connection with this Plan, on the Effective Date, all agreements, instruments, notes, certificates, mortgages, security documents, Prepetition Funded Debt Documents, and any other documents evidencing any Claim or Interest (other than Intercompany Claims and Intercompany Interests that are not modified by this Plan) and any rights of any Holder in respect thereof shall be deemed canceled, discharged, and of no further force or effect, without any further act or action of any person under any applicable agreement, instrument, document, law, regulation, order, or rule, and the obligations of the Debtors thereunder shall be deemed automatically fully satisfied, released, and discharged, and each of the Second Lien Notes Trustee, the Subordinated Unsecured Notes Trustee, and the First Lien Agent, and their respective agents, successors and assigns shall each be automatically and fully released and discharged of and from all duties and obligations thereunder. Notwithstanding such cancellation and discharge on the Effective Date and the release of the Second Lien Notes Trustee and the First Lien Agent from their respective duties thereunder, the First Lien Credit Agreement, the Second Lien Notes Indenture, and the Subordinated Unsecured Notes Indenture shall continue in effect solely (a) to the extent necessary to allow the Holders of First Lien Claims, Second Lien Claims, and Subordinated Unsecured Notes Claims to receive distributions under this Plan in accordance therewith; (b) to the extent necessary to allow the Debtors, the Reorganized Debtors, and/or the Second Lien Notes Trustee, the Subordinated Unsecured Notes Trustee, and the First Lien Agent each to make post‑Effective Date distributions in accordance with this Plan at the expense of the Reorganized Debtors, subject to their respective rights as Second Lien Notes Trustee, the Subordinated Unsecured Notes Trustee, and the First Lien Agent under the First Lien Credit Agreement, the Second Lien Notes Indenture, and the Subordinated Unsecured Notes Indenture, as applicable, or take such other action expressly authorized by this Plan on account of Allowed First Lien Claims, Second Lien Claims, and Subordinated Unsecured Notes Claims; (c) to allow the Second Lien Notes Trustee, the Subordinated Unsecured Notes Trustee, and the First Lien Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including to enforce the respective obligations owed to each of them under this Plan and to enforce any respective obligations owed to each of them under this Plan in accordance with the respective Prepetition Funded Debt Documents; (d) to allow the Second Lien Notes Trustee to exercise its Second Lien Notes Trustee Charging Lien against distributions to Holders of Second Lien Claims, as applicable; (e) to preserve all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Second Lien Notes Trustee, the Subordinated Unsecured Notes Trustee, and the First Lien Agent against any person or entity (including, without limitation, with respect to any indemnification or contribution under the respective Prepetition Funded Debt Documents) or any exculpations of the Second Lien Notes Trustee, the Subordinated Unsecured Notes Trustee, and the First Lien Agent, pursuant to and subject to the terms of the respective Prepetition Funded Debt Documents to the extent such rights, remedies, indemnities, powers, and protections are enforceable; and (f) to permit the Second Lien Notes Trustee, the Subordinated Unsecured Notes Trustee, and the First Lien Agent to perform any functions that are necessary to effectuate the foregoing, provided, that nothing in the foregoing shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan or result in any liability or expense to the Reorganized Debtors. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any Executory Contract or Unexpired Lease to the extent such Executory Contract or Unexpired Lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder. For the avoidance of doubt, the Second Lien Notes Trustee, the Subordinated Unsecured Notes Trustee, and the First Lien Agent shall have no ongoing duties to the Holders of the First Lien Claims, the Second Lien Claims, and the Subordinated Unsecured Notes Claims under any of the canceled and discharged First Lien Credit Agreement, Second Lien Notes Indenture, Subordinated Unsecured Notes Indenture, and Prepetition Funded Debt Documents following the Effective Date other than as expressly set forth in this Plan or Confirmation Order.

5.12.    Cancellation of Existing Parent Equity Interests and other Interests.

(a)    Except as otherwise specifically provided herein, including pursuant to Article V, Section 5.4(a) of this Plan, all notes, instruments, certificates or other agreement or document evidencing debt of the Debtors, Existing Parent Equity Interests, and other Interests will be canceled and obligations of the Debtors thereunder will be discharged and of no further force or effect, except, where applicable, for the purpose of allowing the applicable agents and trustees to receive distributions from the Debtors under this Plan and to make any further distributions to the applicable Holders on account of their Claims.

(b)    Upon the full payment or other satisfaction of its Allowed Other Secured Claim, or promptly thereafter, any Lien securing any Other Secured Claim shall be deemed released and the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or the Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

(c)    After the Effective Date and following the (i) distributions to Holders on account of Allowed DIP Claims, Allowed First Lien Claims, and Allowed Second Lien Claims and (ii) payment of the Restructuring Expenses, any Lien securing such Claims shall be deemed released and the Debtors or the Reorganized Debtors may, in their sole discretion, take any action necessary to terminate, cancel, extinguish, and/or evidence the release of any and all mortgages, deeds of trust, Liens, pledges, and other security interests with respect to the DIP Claims, First Lien Claims, and Second Lien Claims, including the preparation and filing, in form, substance, and content of any and all documents necessary to terminate, satisfy, or release any mortgages, deeds of trust, Liens, pledges, and other security interests held by the DIP Agent, the First Lien Agent, the Second Lien Notes Trustee, and Holders of DIP Claims, and First Lien Claims, Second Lien Claims, including UCC‑3 termination statements.

5.13.    Officers and Boards of Directors.

(a)    On the Effective Date, the New Board of the Reorganized Debtors shall be appointed by a pre-emergence committee consisting of certain Holders comprising the Required Consenting First Lien Lenders, in consultation with the Debtors, and disclosed in the Plan Supplement prior to emergence in accordance with section 1129(a)(5) of the Bankruptcy Code. The identity of the New Board members will be disclosed in the Plan Supplement at or prior to the Confirmation Hearing. Except to the extent that an existing director of ModivCare is designated (by the aforementioned pre-emergence committee) to serve on the New Board, the existing directors of ModivCare in their capacities as such, shall be deemed to have resigned or shall otherwise cease to be a director of ModivCare on the Effective Date. Each independent director of the Debtors, in such capacity, shall not have any of his/her respective privileged and confidential documents, communications, or information transferred (or deemed transferred) to the Reorganized Debtors, Reorganized Parent, or any other Entity without such director’s prior written consent unless such information constitutes property of the Debtors.

(b)    The existing directors of each of ModivCare’s subsidiaries shall remain in their current capacities as directors of the applicable Reorganized Debtor until replaced or removed in accordance with the organizational documents of the applicable Reorganized Debtors.

(c)    The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the New Board to remove or replace them in accordance with the New Corporate Governance Documents and any applicable agreements (including, but not limited to, employment agreements and offer letters) that are assumed pursuant to this Plan.

5.14.    Management Incentive Plan.

After the Effective Date, the New Board shall adopt and implement the Management Incentive Plan.

5.15.    First Lien Claim Equity Option

Prior to the Effective Date, each Holder of an Allowed First Lien Claim shall have the opportunity to irrevocably elect to receive (subject to the limitations set forth in the Election Procedures) (a) additional New Common Interests in lieu of receiving some or all of their pro rata share Exit Term Loans (the “Equity Option”) or (b) additional Exit Term Loans in lieu of receiving some or all of their portion of the New Common Interests. New Common Interests distributed pursuant to the Equity Option shall not reduce the aggregate amount of Exit Term Loans available for distribution. The (a) New Common Interests distributed on account of the Equity Option shall reduce, on a ratable basis and at a ratio to be set forth in the Election Procedures, the amount of New Common Interests issued to each Holder of the Allowed First Lien Claims that elects to receive additional Exit Term Loans (to the extent available) in lieu of its pro rata portion of the New Common Interests and (b) the Exit Term Loans distributed on account of the equity Option shall reduce, on a ratable basis and at a ratio to be set forth in the Election Procedures, the amount of Exit Term Loans issued to each Holder of the Allowed First Lien Claims that elects to receive additional New Common Interests in lieu of its pro rata portion of the Exit Term Loans. Holders shall have the opportunity to make such election pursuant to the Election Procedures.

5.16.    Issuance of New Common Interests and Deregistration.

On the Effective Date, Reorganized Parent shall issue and deliver or reserve for issuance, as applicable, all of the New Common Interests issuable in accordance with the terms of this Plan and the other Definitive Documents. The issuance and delivery or reservation for issuance, as applicable, of such New Common Interests is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Common Interests may be listed on or immediately following the Effective Date. All of the New Common Interests issuable under this Plan and the other Definitive Documents shall, when issued in accordance with this Plan and/or any other applicable Definitive Documents, be duly authorized, validly issued, fully paid, and non-assessable. Each Holder of New Common Interests shall be deemed, without further notice or action, to have agreed to be bound by the New Corporate Governance Documents, as the same may be amended from time to time following the Effective Date in accordance with their terms. The New Corporate Governance Documents shall be binding on all Entities receiving New Common Interests (and their respective successors and permitted assigns), whether received pursuant to this Plan or otherwise and regardless of whether such Entity executes or delivers a signature page to any New Corporate Governance Document. The issuance and delivery or reservation for issuance, as applicable, of the New Common Interests in accordance with this Plan and the other Definitive Documents are authorized without the need for any further limited liability company or corporate action and without any further action by any Holder of a Claim or Interest.

Reorganized Parent shall not be obligated to effect or maintain any listing of the New Common Interests for trading on any national securities exchange (within the meaning of the Exchange Act) and it has no current intention of maintaining or obtaining such listing. The New Common Interests are expected to be delivered via book-entry transfer by the Distribution Agent in accordance with this Plan and the other Definitive Documents, rather than through the facilities of DTC; however, in the event the New Common Interests are DTC eligible on the Effective Date, delivery thereof may be made via DTC. Upon the Effective Date, after giving effect to the Restructuring Transactions, the New Common Interests shall be that number of shares or membership interests as may be designated in the New Corporate Governance Documents. On and after the Effective Date, transfers of New Common Interests shall be made in accordance with applicable United States law, United States securities laws (as applicable), and the New Corporate Governance Documents.

As promptly as reasonably practicable following the Effective Date, Reorganized Parent shall take all necessary steps in accordance with and to the extent permitted by the Exchange Act and the Securities Act to terminate the registration of all Securities under the Exchange Act and Securities Act, including to de-register its Existing Parent Equity Interests, and to terminate its reporting obligations under sections 12, 13, and 15(d) of the Exchange Act, including by (a) filing, or causing any applicable national securities exchange to file, a Form 25 with the SEC under the Exchange Act, and (b) filing a Form 15 with the SEC under the Exchange Act.

5.17.    Effectuating Documents; Further Transactions.

Before, on, and after the Effective Date, the Debtors, the Reorganized Debtors, and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors or managers of the foregoing, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of this Plan, the New Corporate Governance Documents, the Exit Facilities Documents, and any Securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to this Plan.

5.18.    Authority of Debtors.

Effective on the Confirmation Date, the Debtors and the Reorganized Debtors, as applicable, shall be empowered and authorized to take or cause to be taken, before the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of this Plan, the Confirmation Order, the Definitive Documents, and the Restructuring Transactions.

5.19.    Continuing Effectiveness of Final Orders.

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

5.20.    Nonconsensual Confirmation.

To the extent any Voting Class has not voted to accept this Plan, the Debtors intend to undertake to have the Bankruptcy Court confirm this Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject this Plan.

5.21.    Closing of the Chapter 11 Cases.

After an Estate has been fully administered, the Reorganized Debtors shall be authorized, but not directed, to submit one or more motion(s) to the Bankruptcy Court for entry of one or more order(s) that close and issue final decrees for any of the Chapter 11 Cases, for any Debtor, in each case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

5.22.    Notice of Effective Date.

On or as soon as practicable after the Effective Date, the Debtors shall File a notice of the occurrence of the Effective Date with the Bankruptcy Court.

ARTICLE VI.
DISTRIBUTIONS

.

6.1.    Distributions Generally.

The Distribution Agent shall make all distributions under this Plan to the appropriate Holders of Allowed Claims in accordance with the terms of this Plan, provided that initial Plan distributions shall be made to or at the direction of the Second Lien Notes Trustee, the Subordinated Unsecured Notes Trustee, and the First Lien Agent, as applicable, for further distribution in accordance with the Prepetition Funded Debt Documents, respectively.

If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided herein, Holders of Claims shall not be entitled to postpetition interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

6.2.    Special Rules for Distributions to Holders of Disputed Claims.

Except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or such Claims or Interests have been Allowed or expunged.

6.3.    Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non‑Debtor party to the applicable Executory Contract or Unexpired Lease as of the Distribution Record Date, even if such non‑Debtor party has sold, assigned, or otherwise transferred its Cure Claim. Notwithstanding the foregoing, the Distribution Record Date shall not apply to distributions in respect of the Second Lien Notes or any securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or this Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

6.4.    Date of Distributions.

(a)    Except as otherwise provided in this Plan (including payments made in the ordinary course of the Debtors’ business) or as paid pursuant to a prior Bankruptcy Court order, on the Effective Date or, if a Claim or Interest is not Allowed on the Effective Date, on the date that such Claim or Interest becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, or as otherwise determined in accordance with this Plan and the Confirmation Order, including the treatment provisions of Article IV of this Plan, each Holder of an Allowed Claim shall receive the full amount of the distributions that such Holder of an Allowed Claim is entitled to under this Plan; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate (but subject in all respects to the Definitive Documents); provided further, that the Reorganized Debtors may make distributions of Plan Securities following the Effective Date, including to Holders of Disputed Claims that become Allowed Claims; provided further, that any Holder participating in the Equity Rights Offering may inform the Distribution Agent pursuant to the Equity Rights Offering Procedures that the distributions in respect of such Holder’s Allowed Claims shall be made to one or more of its Affiliates, designees or Related Funds. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII; provided, that any Plan Security that is issuable to Holders of Allowed Claims but is withheld from distribution on account of a Holder of a Disputed Claim shall not be issued until such time such Disputed Claim is resolved and the Plan Securities are to be distributed. Except as specifically provided in this Plan, Holders of Allowed Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in this Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

(b)    For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided, that Claims held by a single entity against different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for each such Claim against each applicable Debtor. Any such Claims shall be released pursuant to Article X of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay fees payable pursuant to section 1930(a) of the Judicial Code until such time as a particular Chapter 11 Case is closed, dismissed, or converted, whichever occurs first.

6.5.    Delivery of Distributions to Holders of the First Lien Loans.

All distributions with respect to the First Lien Claims shall be made to or at the direction of the First Lien Agent. As a condition precedent to the distributions provided for in this subsection, the Holders of Allowed First Lien Claims shall be deemed to have surrendered their First Lien Loans and all such surrendered First Lien Loans and the related book entry positions and other documents shall be deemed to be canceled in accordance with Article V, Section 5.11 of the Plan as of the Effective Date in exchange for such distributions.

6.6.    Delivery of Distributions to Holders of the Second Lien Notes.

All distributions with respect to the Second Lien Notes shall be made to or at the direction of the Second Lien Notes Trustee, and the Second Lien Notes Trustee shall hold or direct such distributions for the benefit of the Holders of Second Lien Claims in accordance with the Second Lien Notes Indenture. At the expense of the Debtors or the Reorganized Debtors, the Second Lien Notes Trustee shall arrange to deliver such distributions to, or on behalf of, the respective Holders of such Allowed Second Lien Claims (subject to the Second Lien Notes Trustee Charging Lien). The Second Lien Notes Trustee shall not incur any liability whatsoever on account of any distributions under the Plan, except for its own gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction. As a condition precedent to the distributions provided for in this subsection, the Holders of Allowed Second Lien Claims shall be deemed to have surrendered their Second Lien Notes and other documentation underlying their Allowed Second Lien Claims, and all such surrendered Second Lien Notes and the related book entry positions and other documentation shall be deemed to be canceled in accordance with Article V, Section 5.11 of the Plan as of the Effective Date in exchange for such distributions.

Notwithstanding any policies, practices, or procedures of DTC or any other applicable clearing system, DTC and all other applicable clearing systems shall cooperate with and take all actions reasonably requested by the Second Lien Notes Trustee to facilitate distributions to Holders of Allowed Second Lien Claims without requiring that such distributions be characterized as repayments of principal or interest. The Second Lien Notes Trustee shall not be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Second Lien Claims through the facilities of DTC. In the event that, notwithstanding the Debtors’ good faith efforts, any of the Plan consideration to be distributed to the Holders of Second Lien Claims are not approved to be eligible for distribution through DTC as of the Effective Date of the Plan, then the Debtors and the Second Lien Notes Trustee shall confer regarding a methodology of distribution consistent with the terms of the Second Lien Notes Indenture.

6.7.    Distribution Agent.

All distributions under this Plan to Claims other than with respect to the First Lien Loans and the Second Lien Notes shall be made by the applicable Distribution Agent which may be a Debtor, Reorganized Debtor, or such other Entity designated as Distribution Agent pursuant to the Plan Supplement, on or after the Effective Date or as otherwise provided herein. A Distribution Agent shall not be required to give any bond or surety or other Security for the performance of its duties, and all reasonable fees and expenses incurred by such Distribution Agents directly related to distributions hereunder shall be reimbursed by the Reorganized Debtors.

6.8.    Rights and Powers of Distribution Agent.

(a)    From and after the Effective Date, the Distribution Agent, solely in its capacity as Distribution Agent, shall be exculpated by all Entities, including Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Distribution Agent by this Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of this Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Distribution Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any Claim or Cause of Action vested in a Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by such Distribution Agent to be necessary and proper to implement the provisions hereof.

(b)    The Distribution Agent shall be empowered to: (i) take, and otherwise effectuate, all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Distribution Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Distribution Agent to be necessary and proper to implement the provisions of this Plan.

6.9.    Expenses of Distribution Agent.

Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the reasonable and documented fees and expenses incurred by the Distribution Agent acting in such capacity (including reasonable and documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.10.    No Postpetition Interest.

Except as otherwise specifically provided for in this Plan, the Confirmation Order, any other Definitive Document, another Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.11.    Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim shall be made by a Distribution Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims (or to the DIP Agent, Second Lien Notes Trustee, and the First Lien Agent, as applicable, as provided herein in the case of DIP Claims, the First Lien Claims, and the Second Lien Claims, as applicable); provided, that any Holder participating in the Equity Rights Offering as of the Distribution Record Date may send a written notice to the Distribution Agent that the distributions in respect of such Holder’s Allowed Claims shall be made to one or more of its Affiliates, designees or Related Funds; provided further, that such Holder and relevant Affiliate, designee, or Related Fund comply with all applicable withholding and reporting requirements set forth in Article VI, Section 6.22 of this Plan. If a distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then‑current address, at which time all currently‑due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Distribution Agent to attempt to locate Holders of undeliverable distributions and, if located, assist such Holders in complying with Article VI, Section 6.22 of this Plan.

6.12.    Distributions as of Effective Date.

Distributions to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.13.    Unclaimed Property.

One year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date of a distribution on an Allowed Claim, all distributions payable on account of such Claim that are undeliverable or otherwise unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall automatically, without need for need for any further action by or approval of any Person, including, without limitation, the Bankruptcy Court, revert to the Reorganized Debtors or their successors or assigns, and all Claims of any other person (including the Holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s Filings.

6.14.    Time Bar to Cash Payments.

Checks issued by the Distribution Agent in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for reissuance of any check shall be made to the applicable Distribution Agent by the Holder of the Allowed Claim to whom such check was originally issued, prior to the expiration of the ninety (90) day period.

6.15.    Manner of Payment under Plan.

Except as otherwise specifically provided in this Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.16.    Satisfaction of Claims.

Except as otherwise specifically provided in this Plan, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, release, settlement, and discharge of and exchange for such Allowed Claims.

6.17.    Fractional Interests.

No fractional shares of New Common Interests shall be distributed. If any distributions of New Common Interests pursuant to this Plan would result in the issuance of a fractional share of New Common Interests, then the number of shares of New Common Interests to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Common Interests to be distributed in connection with this Plan shall be adjusted as necessary to account for the rounding provided for in this Article VI, Section 6.15. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Interests. Fractional shares of New Common Interests that are not distributed in accordance with this section shall be returned to, and the ownership thereof shall vest in, the Reorganized Debtors.

6.18.    Minimum Cash Distributions.

The Distribution Agent shall not be required to make any distribution of Cash less than one hundred dollars ($100) to any Holder of an Allowed Claim; provided, that if any distribution is not made pursuant to this Article VI, Section 6.18, such distribution shall be added to any subsequent distribution to be made on behalf of the Holder’s Allowed Claim.

6.19.    Setoffs.

(a)    The Debtors and the Reorganized Debtors, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made pursuant to this Plan on account of such Claim, any and all Claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors or their successors may have against the Holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the Holder of such Claim.

(b)    In no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor, unless (i) the Debtors or the Reorganized Debtors, as applicable, have consented or (ii) such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise. Notwithstanding the foregoing, this paragraph does not create any new rights to setoff or recoupment that did not exist under any applicable law or agreement in existence prior to the Effective Date.

6.20.    Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in Section 4.3(c) of this Plan and subject to Article VI, Section 6.10 herein or as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.21.    No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything in this Plan to the contrary, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim.

6.22.    Compliance with Tax Requirements.

(a)    In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Distribution Agent shall comply with all applicable withholding and reporting requirements imposed by any Governmental Unit, and all distributions hereunder and all related agreements shall be subject to any such withholding and reporting requirements. The Reorganized Debtors or other applicable Distribution Agent shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (i) withholding distributions and amounts therefrom pending receipt of information necessary to facilitate such distributions, including properly executed withholding certification forms, and (ii) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property. Notwithstanding any provision in this Plan to the contrary, all Persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of any taxes (or establish eligibility for an exclusion therefrom), and each Holder of an Allowed Claim or an Allowed Interest will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Article VI, Section 6.22 shall be treated as if distributed to the Holder of the Allowed Claim or Allowed Interest.

(b)    Any Person or Entity entitled to receive any property as an issuance, distribution or otherwise under this Plan shall, upon request, deliver to the applicable Reorganized Debtor or other applicable Distribution Agent, or such other Person designated by the Reorganized Debtor or the Distribution Agent, an IRS Form W-9 or, if the payee is a foreign Person or Entity, the applicable version of IRS Form W-8, or any other forms or documents reasonably requested by a Reorganized Debtor or Distribution Agent to reduce or eliminate any withholding required by any applicable Governmental Unit.

ARTICLE VII.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS\

7.1.    Allowance and Disallowance of Claims.

(a)    After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim immediately before the Effective Date, including the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

(b)    All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (i) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (ii) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

7.2.    Claims Administration Responsibilities.

Except as otherwise specifically provided in this Plan, after the Effective Date, the Reorganized Debtors shall have the authority: (i) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (ii) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (iii) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately before the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to this Plan.

7.3.    Adjustment to Claims or Interests Without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the claims register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

7.4.    No Distributions Pending Allowance.

If any portion of a Claim is Disputed, no payment or distribution provided hereunder may be made on account of such Claim unless and until such Claim becomes an Allowed Claim; provided that if only a portion of a Claim is Disputed, such Claim may be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

7.5.    Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim.

7.6.    Claim Resolution Procedures Cumulative.

All of the Claims, objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan without further notice or Bankruptcy Court approval.

ARTICLE VIII.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1.	Assumption or Rejection of Executory Contracts and Unexpired Leases.

(a)    On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors, including, but not limited to, employee contracts and offer letters (other than any individual employee contract or offer letter for which the parties separately agree to different treatment), which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case:

(i)    have been assumed, assumed and assigned, or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii)    are the subject of a motion to reject Filed by the Debtors pending on the Effective Date;

(iii)    are identified as rejected Executory Contracts and Unexpired Leases by the Debtors on the Schedule of Rejected Executory Contracts and Unexpired Leases to be Filed in the Plan Supplement, which may be amended by the Debtors up to and through the Effective Date to add or remove Executory Contracts and Unexpired Leases by Filing with the Bankruptcy Court a subsequent Plan Supplement and serving it on the affected non-Debtor contract parties;

(iv)    are rejected or terminated pursuant to the terms of this Plan; or

(v)    are the subject of a pending Cure Dispute.

(b)    Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, the Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, assumptions and assignments, and the rejection of Executory Contracts and Unexpired Leases set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases provided for in this Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

(c)    To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change in control” provision, “change of control” provision, or provision with words of similar import) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of the Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

(d)    Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

(e)    The Debtors reserve the right, on or before the Effective Date, to amend the Schedule of Rejected Executory Contracts and Unexpired Leases and/or to add or remove any Executory Contract and Unexpired Lease; provided, the Debtors or Reorganized Debtors, as applicable, may (with the prior written consent of the Required Consenting First Lien Lenders) amend the Schedule of Rejected Executory Contracts or Unexpired Leases to add or delete any Executory Contracts or Unexpired Leases after such date to the extent agreed to by the relevant counterparties or approved by an order of the Bankruptcy Court.

(f)    The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

8.2.    Payments Related to Assumption of Executory Contracts and Unexpired Leases.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the amount of the Cure Claim in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

8.3.    Claims on Account of the Rejection of Executory Contracts or Unexpired Leases.

(a)    All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a General Unsecured Claim.

(b)    Any Person or Entity that is required to File a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective Assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X, Section 10.5 hereof.

8.4.    Survival of the Debtors’ Indemnification Obligations.

Except as otherwise provided in this Plan or the Confirmation Order, and subject to the Schedule of Retained Causes of Action, to the fullest extent permitted by applicable law, the Indemnification Obligations shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Debtors or the applicable Reorganized Debtors, as applicable, shall not indemnify any such officers, directors, agents, or employees of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission for which indemnification is barred under applicable law or that is excluded under the terms of the foregoing organizational documents or applicable agreements governing the Debtors’ Indemnification Obligations. Except as otherwise provided in this Plan, all such Indemnification Obligations shall be deemed and treated as Executory Contracts that are assumed by the Debtors under this Plan. Notwithstanding anything to the contrary set forth in this Section 8.4 of this Plan or elsewhere, the Debtors and the Reorganized Debtors, as applicable, shall not be obligated to indemnify and hold harmless any Entity for any claim, cause of action, liability, judgment, settlement, cost or expense of the Non-Released Parties (as defined in the Plan Supplement).

8.5.    Employee Plans.

(a)    All Employee Plans that exist as of the Petition Date shall be assumed on the Effective Date as Executory Contracts pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, the assumption of any Employee Plans shall not trigger any applicable change of control, immediate vesting, termination, or similar provisions therein, including any right to severance pay in connection with a change in control. For the avoidance of doubt, unless expressly agreed to in writing between the Debtors and the Required Consenting First Lien Lenders (except as provided in the Restructuring Support Agreement) if an Employee Plan provides in part for an award or potential award of Interests or consideration based on the value of Interests that have not vested into Existing Parent Equity Interests as of the Petition Date, such Employee Plan shall be assumed in all respects other than the provisions of such agreement relating to Interest awards, which interest awards shall be canceled and discharged.

(b)    As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under all applicable workers’ compensation programs and in accordance with all applicable workers’ compensation Laws in states in which the Reorganized Debtors operate. Any Claims arising under workers’ compensation programs shall be deemed withdrawn once satisfied without any further notice to or action, order, or approval of the Bankruptcy Court; provided, that nothing in this Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable law, including non‑bankruptcy Law, with respect to any such workers’ compensation programs; provided further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state Law.

8.6.    Insurance Policies.

(a)    All insurance policies to which any Debtor is a party as of the Effective Date, including any D&O Policy, shall be deemed to be and treated as Executory Contracts and shall be assumed by the applicable Debtors or the Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms and shall survive unimpaired under this Plan, and all such insurance policies shall vest in the Reorganized Debtors. Coverage for defense and indemnity under the D&O Policies shall remain available to all individuals within the definition of “Insured” in any D&O Policy.

(b)    In addition, after the Effective Date, all officers, directors, agents, or employees who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any D&O Policy (including any “tail” policy) for the full term of such policy regardless of whether such officers, directors, agents, and/or employees remain in such positions after the Effective Date, in each case, to the extent set forth in such policies and on terms no less favorable than the Debtors’ existing policies.

(c)    In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policy (including any “tail policy”) in effect as of the Petition Date, and any current and former directors, officers, members, managers, agents or employees of any of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such D&O Policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date to the extent set forth in such policies.

(d)    In the event that the Debtors determine that an Allowed Claim is covered in full or in part under one of the Debtors’ insurance policies, no distributions under this Plan shall be made on account of such Allowed Claim unless and until, and solely to the extent that, (i) the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, and (ii) an insurer authorized to issue a coverage position under such insurance policy, or the agent of such insurer, issues a formal determination, which the Debtors in their sole discretion do not contest, that coverage under such insurance policy is excluded or otherwise unavailable for losses arising from such Allowed Claim. Any proceeds available pursuant to one of the Debtors’ insurance policies shall reduce the Allowed amount of a Claim on a dollar‑for‑dollar basis. To the extent that one or more of the Debtors’ insurers agrees to satisfy a Claim in full or in part (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. If an applicable insurance policy has a SIR, the Holder of an Insured Claim shall have an Allowed General Unsecured Claim or a Subordinated Claim, as applicable, solely up to the amount of the SIR that may be established upon the liquidation of the Insured Claim. Such SIR shall be considered satisfied pursuant to this Plan through allowance of the General Unsecured Claim or Subordinated Claim, as applicable, solely in the amount of the applicable SIR, if any; provided, that nothing herein obligates the Debtors or the Reorganized Debtors to otherwise satisfy any SIR under any insurance policy. Any recovery on account of the Insured Claim in excess of the SIR established upon the liquidation of the Claim shall be recovered solely from the Debtors’ insurance coverage, if any, and only to the extent of available insurance coverage and any proceeds thereof. Nothing in this Plan shall be construed to limit, extinguish, or diminish the insurance coverage that may exist or shall be construed as a finding that liquidated any Claim payable pursuant to an insurance policy.

8.7.    Assignment.

To the extent provided under the Bankruptcy Code or other applicable law, any Executory Contract or Unexpired Lease assumed and assigned, or otherwise transferred, hereunder shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such Executory Contract or Unexpired Lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable anti‑assignment provision and is void and of no force or effect.

8.8.    Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each Executory Contract and Unexpired Lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such Executory Contract or Unexpired Lease.

8.9.    Reservation of Rights.

(a)    Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective Affiliates has any liability thereunder.

(b)    Except as otherwise provided in this Plan, nothing in this Plan will waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non‑Executory Contract or any Unexpired Lease or expired lease.

(c)    Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non‑Executory Contract or any Unexpired Lease or expired lease.

(d)    If there is a dispute regarding a Cure Claim or whether a contract or lease is or was executory or unexpired at the time of assumption or rejection under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease by Filing a notice indicating such altered treatment.

ARTICLE IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN.

9.1.    Conditions Precedent to the Effective Date.

(a)    The effectiveness of this Plan will be subject to the satisfaction or waiver in writing of customary conditions to effectiveness, as well as such other conditions as may be agreed by the Debtors and the Required Consenting Creditors, including the conditions precedent to effectiveness set forth in Article IX (as applicable, collectively, the “Conditions Precedent”).

(b)    The following are Conditions Precedent to the Effective Date of this Plan; provided, that each condition precedent may be waived by the Debtors with the consent of the Required Consenting Creditors, in each case, with such consent rights being exercised in accordance with the Restructuring Support Agreement:

(i)    The Restructuring Support Agreement shall not have been terminated as to the Required Consenting First Lien Lenders or Required Consenting Second Lien Noteholders, and shall be in full force and effect;

(ii)    The Bankruptcy Court shall have entered the Final DIP Order, which order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

(iii)    The Bankruptcy Court shall have entered the Confirmation Order, and such Confirmation Order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

(iv)    The Exit Facilities Documents shall have been entered into by the Reorganized Debtors, and all conditions precedent to the effectiveness of the Exit Facilities Documents, other than the occurrence of the Effective Date, shall have been satisfied or waived in accordance with the terms thereof, such that the Exit Facilities Documents will be in full force and effect on the occurrence of the Effective Date;

(v)    All Restructuring Expenses shall have been paid in full in Cash in accordance with the terms of this Plan and the Restructuring Support Agreement;

(vi)    The Definitive Documents (a) shall be consistent with the Restructuring Term Sheet and the Restructuring Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (b) shall have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party thereto, and (c) to the extent applicable, shall be adopted by the applicable Entity on terms consistent with the Restructuring Support Agreement and the Restructuring Term Sheet;

(vii)    All governmental and third-party approvals and consents necessary, if any, in connection with the transactions contemplated by the Restructuring Term Sheet and the Restructuring Support Agreement shall have been obtained, not subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions;

(viii)    The Debtors shall have implemented the Restructuring Transactions and all transactions contemplated by this Plan; and

(ix)    The Professional Fee Escrow shall have been established and funded in full in Cash.

9.2.    Timing of Conditions Precedent.

Notwithstanding when a Condition Precedent to the Effective Date occurs, for the purposes of this Plan, such Condition Precedent shall be deemed to have occurred simultaneously upon the completion of the Conditions Precedent to the Effective Date; provided, that to the extent a Condition Precedent (the “Prerequisite Condition”) may be required to occur prior to another Condition Precedent (a “Subsequent Condition”) then, for purposes of this Plan, the Prerequisite Condition shall be deemed to have occurred immediately prior to the applicable Subsequent Condition regardless of when such Prerequisite Condition or Subsequent Condition shall have occurred.

9.3.    Waiver of Conditions Precedent.

(a)    Each of the Conditions Precedent of this Plan may be waived in writing by the Debtors and the Required Consenting First Lien Lenders (except as otherwise provided in the Restructuring Support Agreement); provided, that the waiver of the Condition Precedent in Article IX, Section 9.1(b)(ix) shall require the consent of the affected Professionals; provided, further, that the waiver of the Condition Precedent in Article IX, Section 9.1(b)(v) shall require the consent of the affected First Lien Agent or Second Lien Notes Trustee, as applicable and each with respect to payment of their respective Restructuring Expenses.

(b)    The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4.    Effect of Non‑Occurrence of the Effective Date.

If the Effective Date does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Creditors, or any other Entity.

ARTICLE X.
EFFECT OF CONFIRMATION AND CONSUMMATION OF PLAN.

10.1.    Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided herein, or in any agreement, instrument, or other documents incorporated into this Plan, on the Effective Date, pursuant to section 1141(b) and (c) other applicable provisions of the Bankruptcy Code, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances unless expressly provided otherwise by this Plan or Confirmation Order and subject to the terms of the Definitive Documents. For the avoidance of doubt, all rights, benefits, and protections provided to any of the Debtors or their Estates pursuant to this Plan, the Plan Supplement, or the Confirmation Order including the release, exculpation, and injunction provisions provided in Article X of this Plan, shall vest in each respective Reorganized Debtor unless expressly provided otherwise by this Plan or the Confirmation Order. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.2.    Binding Effect.

As of the Effective Date, this Plan shall bind all Holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such Holders were (a) Impaired or Unimpaired under this Plan, (b) presumed to accept or deemed to reject this Plan, (c) failed to vote to accept or reject this Plan, or (d) voted to reject this Plan.

10.3.    Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, this Plan or in a contract, instrument, or other agreement or document executed pursuant to this Plan, the distributions, rights, and treatment that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their Assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non‑contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has voted to accept this Plan. Any default or “event of default” by the Debtors with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

10.4.    Term of Injunctions or Stays.

Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5.    Permanent Injunction.

Except as otherwise expressly provided in the Restructuring Support Agreement, this Plan or the Confirmation Order, from and after the Effective Date, all Persons are, to the fullest extent permitted under Section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering in any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any Lien or encumbrance; (d) asserting a right of setoff or subrogation of any kind; or (e) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to this Plan or the Confirmation Order against any Person so released, discharged, or exculpated (or the property or estate of any Person or Entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

No Person may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to Article IX hereof, without the Bankruptcy Court (a) first determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (b) specifically authorizing such Person to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party, as applicable; provided, that the foregoing shall only apply to Claims or Causes of Action brought against a Released Party if such Person bringing such Claim or Cause of Action is a Releasing Party. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person seeking to commence or pursue such Claim or Cause of Action File a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court reserves jurisdiction to adjudicate any such claims to the maximum extent provided by the law.

10.6.    Releases.

(a)    Releases by the Debtors.

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, and except as otherwise expressly set forth in this Plan or the Confirmation Order, pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each of Debtors, Reorganized Debtors, Reorganized Parent, and the Estates, in each case on behalf of itself and its respective successors, assigns, and Representatives, and any and all other Persons who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Persons, has and is deemed to have, forever and unconditionally released, and absolved each Released Party from any and all Claims, obligations, rights, suits, damages, and Causes of Action, remedies, and liabilities whatsoever whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Estates, Reorganized Parent, or the Reorganized Debtors, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, including (i) the governance, management, transactions, ownership, or operation of the Debtors or the Non-Debtor Affiliates, (ii) the purchase, acquisition, sale, merger or rescission of any business line, Assets, or Security of the Debtors or the Non-Debtor Affiliates, (iii) the subject matter of, or the transactions, events, circumstances, acts or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (iv) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity (including Consenting Creditors), (v) the Prepetition Funded Debt Documents, (vi) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (vii) intercompany transactions, (viii) the formulation, preparation, dissemination, negotiation, solicitation, entry into, Filing, or consummation of this Plan, the Plan Supplement the Disclosure Statement, the Restructuring Support Agreement and related prepetition transactions, the Definitive Documents, the Equity Rights Offering Documents, the Corporate Governance Documents, the New Corporate Governance Documents, the Chapter 11 Cases, or any Restructuring Transaction, (ix) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Definitive Documents, the Equity Rights Offering Documents, the Corporate Governance Documents, the New Corporate Governance Documents, the Chapter 11 Cases, the pursuit of Confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan, (x) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan, or any other related agreement, or (xi) any other act or omission, transaction, agreement, event, or other occurrence related to any of the foregoing and taking place on or before the Effective Date; provided, that the Debtors do not release Claims or Causes of Action (1) that are of a commercial nature and arise in the ordinary course of business, such as accounts receivable and accounts payable on account of goods being sold and services being performed; (2) arising under an Executory Contract or Unexpired Lease that is assumed by the Debtors; or (3) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct (it being agreed that any Released Parties’ consideration, approval, or receipt of any distribution did not arise from or relate to actual fraud (but not, for the avoidance of doubt, fraudulent transfers, gross negligence, or willful misconduct). Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person under this Plan, the Confirmation Order, any other Definitive Document, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan or any agreement, Claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (2) a good-faith settlement and compromise of the Claims released by the Debtors; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, the Reorganized Parent or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

(b)    Releases by Holders of Claims and Interests.

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, and except as otherwise expressly set forth in this Plan or the Confirmation Order, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and Representatives, and any and all other Persons who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Persons, has and is deemed to have, forever and unconditionally, released, and absolved each Released Party from any and all Claims, obligations, rights, suits, damages, and Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Estates, the Reorganized Parent, or the Reorganized Debtors that such Person would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, including (i) the governance, management, transactions, ownership, or operation of the Debtors or the Non-Debtor Affiliates, (ii) the purchase, acquisition, sale, merger, or rescission of any business line, Assets, or Security of the Debtors or the Non-Debtor Affiliates, (iii) the subject matter of, or the transactions, events, circumstances, acts or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (iv) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Person (including Consenting Creditors), (v) the Prepetition Funded Debt Documents, (vi) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (vii) intercompany transactions, (viii) the formulation, preparation, dissemination, negotiation, solicitation, entry into, Filing, or consummation of this Plan, the Plan Supplement the Disclosure Statement, the Restructuring Support Agreement and related prepetition transactions, the Definitive Documents, the Equity Rights Offering Documents, the Corporate Governance Documents, the New Corporate Governance Documents, the Chapter 11 Cases, or any Restructuring Transaction, (ix) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Definitive Documents, the Equity Rights Offering Documents, the Corporate Governance Documents, or the New Corporate Governance Documents, the Chapter 11 Cases, the pursuit of Confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan, (x) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan, or any other related agreement, or (xi) any other act or omission, transaction, agreement, event, or other occurrence related to any of the foregoing and taking place on or before the Effective Date; provided, that the Releasing Parties do not release Claims or Causes of Action (1) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud (but not, for the avoidance of doubt, fraudulent transfers), gross negligence, or willful misconduct (it being agreed that any Released Parties’ consideration, approval, or receipt of any distribution did not arise from or relate to actual fraud, gross negligence, or willful misconduct) or (2) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtors, the Reorganized Parent, or the Reorganized Debtors. Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person under this Plan, the Confirmation Order, any other Definitive Document, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan or any agreement, Claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) given and made after due notice and opportunity for hearing; and (3) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

10.7.    Exculpation.

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person for any Claims or Causes of Action for any act taken or omitted to be taken between the Petition Date and the Effective Date in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or consummation (as applicable) of this Plan, the Restructuring Support Agreement and related prepetition transactions, and the Disclosure Statement including any disbursements made by a Distribution Agent in connection with this Plan, the Disclosure Statement, the Definitive Documents, the Corporate Governance Documents, the Prepetition Funded Debt Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or consummation of this Plan; provided, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Claims or Causes of Action arising from willful misconduct, gross negligence, or actual fraud (but not, for the avoidance of doubt, fraudulent transfers) of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any Person to enforce this Plan. and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan, or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions, or inactions.

The Exculpated Parties have, and upon consummation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person. For the avoidance of doubt and notwithstanding anything else herein, the foregoing exculpation shall be limited to Persons that served as Estate fiduciaries during the Chapter 11 Cases.

10.8.    Retention of Causes of Action/Reservation of Rights.

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to this Article X, the Reorganized Debtors shall have, retain, reserve and be entitled to assert, and may enforce all rights to commence and pursue, as appropriate, any and all claims or Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity not released pursuant to this Plan or the Plan Supplement.

10.9.    Ipso Facto and Similar Provisions Ineffective.

Except to the extent otherwise allowed hereunder, any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor or Reorganized Debtor, as applicable, to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Person based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the Confirmation or consummation of this Plan, including any change of control that shall occur as a result of such consummation; or (d) the restructuring.

10.10.    Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors, the Exculpated Parties, and the Released Parties, as applicable, shall be deemed to have solicited acceptances of this Plan and to have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125(a), (e), and (g) of the Bankruptcy Code, and any applicable non‑bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation; and (b) (i) the Debtors, (ii) the Consenting Creditors, and (iii) each of the Debtors and Consenting Creditors’ respective directors, officers, employees, Affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any Securities under this Plan, and therefore, all of the foregoing parties, are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of any Securities under this Plan.

10.11.    Corporate and Limited Liability Company Action.

Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects, including (a) the assumption of the Employee Plans assumed pursuant to Article VIII, Section 8.5(a), subject to Article VIII, Sections 8.5(a)-(b), (b) the selection of the managers, directors, and officers for the Reorganized Debtors, (c) the distribution of the Plan Securities, (d) the approval of the Restructuring Support Agreement and the Definitive Documents, and (e) all other actions contemplated by this Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof. All matters provided for in this Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with this Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Holders of Collateral, directors, managers, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and empowered to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan) in the name of and on behalf of the Reorganized Debtors, including (w) the New Corporate Governance Documents and (x) any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article X, Section 10.11 shall be effective notwithstanding any requirements under non‑bankruptcy law.

10.12.    SEC Reservation of Rights.

Notwithstanding any language to the contrary contained in the Disclosure Statement, this Plan, and/or the Confirmation Order, no provision of the Disclosure Statement, this Plan or the Confirmation Order shall (i) preclude the United States Securities and Exchange Commission (“SEC”) from enforcing its police or regulatory powers; or (ii) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any non-debtor person or entity in any forum.

10.13.    No Governmental Releases.

Except as expressly provided for in this Plan, nothing in this Plan, the Confirmation Order, or other related Plan documents shall affect a release or limit any Claim arising solely under the enforcement of the police powers or regulatory activities of the United States Government or any of its agencies, or any state and local authority, whatsoever.

ARTICLE XI.
RETENTION OF JURISDICTION.

11.1.    Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a)    to hear and determine motions and/or applications for the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases, including resolution of all disputes regarding Cure Claims, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b)    to determine any motion, adversary proceeding, proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)    to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)    to ensure that distributions to Holders of Allowed Claims are accomplished as provided for in this Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to the manner of, or entitlement to, distributions under this Plan;

(e)    to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim or any counterclaim related thereto;

(f)    to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)    to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)    to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)    to hear and determine all Professional Fee Claims;

(j)    to hear and determine disputes arising in connection with or related to the interpretation, implementation, or enforcement of this Plan, the Plan Supplement, or the Confirmation Order or any agreement, instrument, or other document created by or in connection with, governing, or relating to any of the foregoing;

(k)    to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate this Plan;

(l)    to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)    to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n)    to hear and determine matters concerning Securities laws exemptions under section 1145 of the Bankruptcy Code;

(o)    to hear, adjudicate, decide, or resolve any and all matters related to Article X of this Plan, including the releases, discharge, exculpations, and injunctions issued thereunder;

(p)    to resolve disputes concerning Disputed Claims or the administration thereof;

(q)    to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any claims bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Claim, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purposes;

(r)    to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(s)    to enter a final decree closing the Chapter 11 Cases;

(t)    to recover all Assets of the Debtors and property of the Debtors’ Estates, wherever located; and

(u)    to hear and determine any rights, claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

11.2.    Courts of Competent Jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of this Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XII.
MISCELLANEOUS PROVISIONS.

12.1.    Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees incurred pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

12.2.    Statutory Committee.

On the Effective Date, the current and former members of the Committee, and their respective officers, employees, counsel, advisors and agents, will be released from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases and the Committee will dissolve; provided, however, that following the Effective Date, the Committee will continue in existence and have standing and a right to be heard for the following limited purpose of pursuing Claims and final fee applications Filed pursuant to sections 330 and 331 of the Bankruptcy Code. Following the completion of the Committee’s remaining duties set forth above, the Committee will be dissolved, and the retention or employment of the Committee’s respective attorneys, accountants and other agents will terminate without further notice to, or action by, any Entity.

12.3.    Substantial Consummation of this Plan.

On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.4.    Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns Filed, or to be Filed, for any and all taxable periods ending after the Petition Date through the Effective Date, and in the case of any Debtor that is to be dissolved, through the completion of its dissolution.

12.5.    Exemption from Certain Transfer Taxes.

Pursuant to and to the fullest extent permitted by section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any Securities, instruments or documents, (b) the creation, filing or recording of any Lien, mortgage, deed of trust, or other security interest, (c) the making, assignment, filing or recording of any lease or sublease or the making or delivery of any deed, bill of sale, assignment or other instrument of transfer under, pursuant to, in furtherance of, or in connection with this Plan, including any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under this Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in this Plan (whether to one or more of the Reorganized Debtors or otherwise), and (d) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including the Confirmation Order, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to or taxed under any law imposing any stamp or similar tax, including any document recording tax, conveyance fee, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official, officer or agent for any county, city, or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, transfer tax, intangible tax, or other stamp or similar taxes.

12.6.    Amendments.

(a)    Plan Modifications. Subject to the consent rights set forth in the Restructuring Support Agreement, this Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by applicable law without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of Holders of Allowed Claims or Interests pursuant to this Plan, subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)    Other Amendments. Subject to the consent rights set forth in the Restructuring Support Agreement, before the Effective Date, the Debtors may make technical adjustments and modifications to this Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court.

12.7.    Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers, to execute, deliver, File, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

12.8.    Revocation or Withdrawal of this Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors with the consent of the Required Consenting First Lien Lenders (except as provided in the Restructuring Support Agreement); provided, that the Debtors may revoke or withdraw this Plan without such consent in the exercise of the Debtors’ fiduciary duty or as otherwise permitted under the Restructuring Support Agreement. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if Confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of Executory Contracts or Unexpired Leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Entity; or (iii) constitute an admission of any sort by any Debtor, any of the Consenting Creditors, or any other Entity.

12.9.    Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors and with the consent of the Required Consenting First Lien Lenders (except as provided in the Restructuring Support Agreement), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Restructuring Support Agreement and the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to this Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (c) non-severable and mutually dependent.

12.10.    Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a Definitive Document provides otherwise, the rights, duties, and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.11.    Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12.    Dates of Actions to Implement this Plan.

In the event that any payment or act under this Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

12.13.    Immediate Binding Effect.

Notwithstanding any Bankruptcy Rule providing for a stay of the Confirmation Order or Plan, including Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns, including the Reorganized Debtors, all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in this Plan, and any and all non‑Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim, Interest, or debt has voted on this Plan.

12.14.    Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of this Plan and the Confirmation Order.

12.15.    Successor and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

12.16.    Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.17.    Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.18.    Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or addressed as follows:

(a)	if to the Debtors or the Reorganized Debtors:

ModivCare Inc.

6900 E Layton Ave, Suite 1100 & 1200

Denver, CO 80237

Faisal Khan (Faisal.Khan@modivcare.com)

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Ray C. Schrock (ray.schrock@lw.com)

Keith Simon (keith.simon@lw.com)

George Klidonas (george.klidonas@lw.com)

Jon Weichselbaum (jon.weichselbaum@lw.com)

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Timothy A. (“Tad”) Davidson II (taddavidson@hunton.com)

Catherine A. Rankin (crankin@hunton.com)

Brandon Bell (bbell@hunton.com)

(b)	if to the Consenting Creditors, to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Kris Hansen (krishansen@paulhastings.com)

and

Paul Hastings LLP

71 S Wacker Drive, Floor 45

Chicago, IL 60606

Matt Warren (mattwarren@paulhastings.com)

Lindsey Henrikson (lindsey.henrikson@paulhastings.com)

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002, to those persons who have filed after Confirmation a renewed request to receive documents pursuant to Bankruptcy Rule 2002.

[Remainder of page intentionally left blank.]

Dated:         December 5, 2025

Respectfully submitted,

By:	/s/ Chad J. Shandler
Name:	Chad J. Shandler
Title:	Chief Transformation Officer

On behalf of ModivCare Inc. and its Debtor Affiliates